AGREEMENT AND PLAN OF MERGER

dated as of

October 10, 2019

by and among

SYNTHESIS ENERGY SYSTEMS, INC.,

SES MERGER SUB, INC.

and

AUSTRALIAN FUTURE ENERGY PTY LTD

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		25

SECTION 4.01	Organization and Qualification	25
SECTION 4.02	Capitalization	26
SECTION 4.03	Authority; Non-Contravention; Approvals	27
SECTION 4.04	Financial Statements	28
SECTION 4.05	Liabilities	29
SECTION 4.06	Absence of Certain Changes or Events	29
SECTION 4.07	Litigation; Government Investigations	29
SECTION 4.08	Proxy Statement/Prospectus	30
SECTION 4.09	No Violation of Law	30
SECTION 4.10	Material Contracts; Compliance with Contracts	30
SECTION 4.11	Taxes	32
SECTION 4.12	Employee Benefit Plans; ERISA; Employment Agreements	33
SECTION 4.13	Environmental Matters	37
SECTION 4.14	Title to Properties	37
SECTION 4.15	Intellectual Property	38
SECTION 4.16	Insurance	38
SECTION 4.17	Certain Payments	38
SECTION 4.18	Brokers and Finders	38
SECTION 4.19	Tax Matters	39
SECTION 4.20	Payment of Royalties	41
SECTION 4.21	No Other Representations or Warranties	41

ARTICLE V COVENANTS AND AGREEMENTS		41

SECTION 5.01	Conduct of Business by the Company Pending the Merger	41
SECTION 5.02	Conduct of Business by SES and Merger Subsidiary Pending the Merger	43
SECTION 5.03	No Solicitation	46
SECTION 5.04	Access to Information; Confidentiality	47
SECTION 5.05	Notices of Certain Events	48
SECTION 5.06	Merger Subsidiary	48
SECTION 5.07	[Reserved]	48
SECTION 5.08	SES Stockholders’ Meeting	48
SECTION 5.09	Proxy Statement/Prospectus; Registration Statement	49
SECTION 5.10	Public Announcements	50
SECTION 5.11	Expenses and Fees	50
SECTION 5.12	Agreement to Cooperate	50
SECTION 5.13	Exemption From Liability Under Section 16(b)	51
SECTION 5.14	Certain Tax Matters	51
SECTION 5.15	Company Financial Statements	52
SECTION 5.16	SES Consolidated Financial Statements	52
SECTION 5.17	Directors’ and Officers’ Indemnification and Insurance	53
SECTION 5.18	Subsequent Filings	54
SECTION 5.19	Stockholder Litigation	55
SECTION 5.20	Employee Matters	55
SECTION 5.21	Advisors and Consultants	56
SECTION 5.22	GTI Agreement	56
SECTION 5.23	Name Change	56
SECTION 5.24	Rule 10b5-1 Plan	56
SECTION 5.25	Amended SES Options. During the Pre-Closing Period, SES shall amend the SES Options granted to individuals who are directors of SES prior to the Merger Effective Time to permit the exercise of such SES Options through the end of the term of the SES Options and such amended SES Options shall be effective at the Merger Effective Time.	56

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Exhibits:

Exhibit A	Form of Certificate of Merger
Exhibit B	Directors of SES
Exhibit C	Form of Indemnification Agreement
Exhibit D	Officers of SES
Exhibit E	Example Calculation of Per Share Consideration

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) entered into as of October 10, 2019, by and among SYNTHESIS ENERGY SYSTEMS, INC., a Delaware corporation (“SES”), SES MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of SES (“Merger Subsidiary”), and AUSTRALIAN FUTURE ENERGY PTY LTD, an Australian proprietary limited company (the “Company”). Terms with their initial letter capitalized have the meaning assigned herein as provided in Section 8.14 below.

WHEREAS, the respective board of directors of SES, Merger Subsidiary and the Company have determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of their respective stockholders, and have approved the Merger and this Agreement, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, SES, Merger Subsidiary and the Company intend to effect the merger of Merger Subsidiary with and into the Company (the “Merger”) with the Company as the surviving entity in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Corporations Act. Upon consummation of the Merger, Merger Subsidiary will cease to exist, and the Company will continue as a wholly-owned subsidiary of SES; and

WHEREAS, in connection with the Merger, the parties desire to make certain representations, warranties, covenants and agreements and prescribe certain conditions to the Merger, as provided herein;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (b) this Agreement will constitute a plan of reorganization within the meaning of U.S. Treasury Regulation Section 1.368-2(g); and (c) SES, Merger Subsidiary and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER

SECTION 1.01 Merger Subsidiary Merges into the Company. Upon the terms and subject to the conditions of this Agreement, at the Merger Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance and subject to with the DGCL and the Corporations Act. Upon the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”), shall continue its existence under the Corporations Act and be wholly owned by SES.

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SECTION 1.02 The Closing; Effective Time of the Merger. Unless this Agreement is earlier terminated pursuant to the terms hereof, the Merger shall become effective as promptly as practicable as set forth below.

(a) The consummation of Merger (the “Closing”) shall take place at the offices of Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002, no later than the second Business Day following the satisfaction or waiver of all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) or such other place and date as the parties may mutually determine (the “Closing Date”).

(b) Contemporaneous with the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL and the Corporations Act in order to consummate the Merger. The Company shall lodge a Form 484 with the Australian Securities and Investment Commission (“ASIC”) to effect the transfer of shares to the Merger Subsidiary. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State, or such later time as may be agreed in writing by the parties prior to the filing of the Certificate of Merger and specified in the Certificate of Merger, being referred to as the “Merger Effective Time.”

SECTION 1.03 Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in Section 259 of the DGCL. Without limiting the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of Merger Subsidiary shall vest in the Company and all the obligations, duties, debts and liabilities of Merger Subsidiary shall be the obligations, duties, debts and liabilities of the Company.

SECTION 1.04 Governing Documents. Pursuant to the Merger, the articles of association and memorandum of association of the Company in effect immediately prior to the Merger Effective Time shall be the governing documents of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.05 Directors and Officers.

(a) Directors and Officers of the Company. The directors and officers of the Company immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, be the directors and officers of the Company as the Surviving Company of the Merger until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s articles of association and memorandum of association.

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(b) Directors and Officers of SES. The directors of SES immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, resign from their positions as directors of SES and all subsidiaries of SES and, at the Merger Effective Time, automatically and without further action on the part of any Person, the number of members of the SES Board shall be set and established at five (5) and each of the persons named on Exhibit B hereto shall, from and after the Merger Effective Time, be the duly elected and qualified directors of SES and shall hold office until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with SES’ certificate of incorporation and bylaws. SES shall enter into an indemnification agreement substantially in the form attached hereto on Exhibit C with each of the persons named on Exhibit B, to be effective from and after the Merger Effective Time. The officers of SES immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, resign from all offices held with SES and all subsidiaries of SES and each of the persons named on Exhibit D hereto shall, from and after the Merger Effective Time, be the duly elected and qualified officers of SES and shall hold office until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with SES’ certificate of incorporation and bylaws.

SECTION 1.06 Exchange of Shares. At the Merger Effective Time and subject to the other provisions of this Article I, by virtue of the Merger and without any action on the part of the parties or the holders of any of the following securities:

(a) Capital Stock of Merger Subsidiary. Each issued and outstanding share of Capital Stock of Merger Subsidiary immediately prior to the Merger Effective Time shall be cancelled and automatically converted into and become one (1.0) validly issued, fully paid and nonassessable Company Ordinary Share of the Surviving Company.

(b) Excluded Capital Stock of the Company. Each issued and outstanding share of Company Ordinary Shares owned by any Subsidiary of the Company and shares of Company Ordinary Shares held by the Company as treasury stock immediately prior to the Merger Effective Time (all such shares, the “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto.

(c) Company Ordinary Shares. Each share of Company Ordinary Shares issued and outstanding immediately prior to the Merger Effective Time (excluding any Excluded Shares and each issued and outstanding share of Company Ordinary Shares owned by SES) shall be exchanged for that number of validly issued, fully paid and non-assessable shares of SES Common Stock equal to the Per Share Consideration in accordance with each Pre-Merger Agreement dated October 8, 2019. An example calculation of the Per Share Consideration is attached hereto as Exhibit E.

(d) Merger Consideration Definitions.

(i) The term “Per Share Consideration” means the quotient resulting from (A) the Common Stock Merger Consideration divided by (B) the Closing Company Share Number.

(ii) The term “Closing Company Share Number” means the aggregate number of Company Ordinary Shares outstanding immediately prior to the Merger Effective Time (excluding any Excluded Shares and each issued and outstanding share of Company Ordinary Shares owned by SES).

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(iii) The term “Common Stock Merger Consideration” means 3,875,000 shares of newly issued SES Common Stock.

(iv) The term “SES Vested Equity Awards” means the sum of the aggregate number of shares of SES Restricted Shares and SES Options that vest as a result of, or prior to, the Merger (net of shares surrendered by the holder thereof in satisfaction of withholding tax payment obligations) pursuant to any SES equity award plan or agreement, including without limitation, the SES 2015 Long-Term Plan, the SES 2005 Incentive Plan, and any successor plan or agreement (collectively, the “SES Stock Plans”).

SECTION 1.07 [Reserved].

SECTION 1.08 Exchange of Certificates.

(a) Prior to the Merger Effective Time, SES shall appoint an agent, reasonably satisfactory to the Company, to act as exchange agent (the “Exchange Agent”) for the exchange of stock certificates representing the Merger Consideration upon surrender of certificates representing shares of Company Ordinary Shares (the “Company Certificates”) or, with respect to uncertificated shares, such other evidence of ownership as the Exchange Agent or SES may reasonably request. At or prior to the Merger Effective Time, SES shall deposit or cause to be deposited with the Exchange Agent in trust for the benefit of holders of Company Ordinary Shares held immediately prior to the Merger Effective Time (each, a “Company Stockholder”), certificates representing the shares of SES Common Stock (or make appropriate alternative arrangements if uncertificated shares of SES Common Stock represented by a book entry will be issued), sufficient, to exchange upon the surrender of Company Certificates, together with a properly completed form of letter of transmittal, as hereinafter provided.

(b) Promptly after the Merger Effective Time, SES shall cause the Exchange Agent to mail to each individual, corporation, limited liability company, partnership, association, joint venture, unincorporated organization, trust, joint venture, association, or any other entity, including a Governmental Entity (each, a “Person”), who was a record holder as of the Merger Effective Time of shares of Company Ordinary Shares, and whose shares were exchanged for the Merger Consideration pursuant to Section 1.06, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as SES may reasonably specify) and instructions for use in effecting the surrender of the Company Certificates in exchange for stock certificates representing the Merger Consideration. Upon surrender to the Exchange Agent of a Company Certificate or, with respect to uncertificated shares of Company Ordinary Shares, such other evidence of ownership as the Exchange Agent or SES may reasonably request, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Exchange Agent, the record holder of such shares of Company Ordinary Shares shall receive, in exchange therefor, certificates representing the shares of SES Common Stock (or make appropriate alternative arrangements if uncertificated shares of SES Common Stock represented by a book entry will be issued), and such Company Certificate shall forthwith be canceled. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name the Company Certificate surrendered is registered, it shall be a condition of exchange that the Company Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange pay any transfer or other Taxes required by reason of the transfer or payment of the Merger Consideration to a Person other than the registered holder of the Company Certificate surrendered or establish to the satisfaction of SES that such Tax has been paid or is not applicable. In accordance with the memorandum of association of the Company, the Company (and the Surviving Company) shall be entitled to treat the registered owner of all of the shares of Company Ordinary Shares as the owner thereof, and after the Merger Effective Time, as the owner of the Merger Consideration, for all purposes, until the Company Certificates representing such shares (and such Merger Consideration) have been surrendered by the registered owner thereof in accordance with the provisions of this Section 1.08 (other than Company Certificates representing Excluded Shares).

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(c) At the close of business on the day of the Merger Effective Time, the stock ledger of the Company shall be closed. From and after the Merger Effective Time, there shall be no registration of transfers of shares of Company Ordinary Shares which were outstanding immediately prior to the Merger Effective Time on the stock transfer books of the Surviving Company. From and after the Merger Effective Time, the holders of shares of Company Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Company Ordinary Shares except as otherwise provided in this Agreement or by applicable Law, and instead shall be owners of the Merger Consideration. If, after the Merger Effective Time, Company Certificates are presented to SES or the Surviving Company for any reason, such Company Certificates shall be cancelled and exchanged as provided in this Article I.

(d) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if reasonably required by SES, the posting by such Person of a bond, in such reasonable amount as SES may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Company Certificate, certificates representing the shares of SES Common Stock (or make appropriate alternative arrangements if uncertificated shares of SES Common Stock represented by a book entry will be issued) as contemplated by this Article I.

(e) If the aggregate number of shares of SES Common Stock or to which a Company Stockholder would otherwise be entitled under this Agreement would include a fractional share of SES Common Stock, then the number of shares of SES Common Stock that such Company Stockholder is entitled to receive will be (i) if equal to or greater than one-half (0.5), rounded up to the next whole applicable share, and (ii) if less than one-half (0.5), rounded down to the next whole applicable share, and such Company Stockholder will not receive cash or any other compensation in lieu of such fractional share of SES Common Stock.

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(f) At any time after 180 days after the Merger Effective Time, SES shall be entitled to require the Exchange Agent to return certificates representing the Merger Consideration which had been deposited by SES, as the case may be, with the Exchange Agent and not exchanged for Company Certificates. Thereafter, former holders of shares of Company Ordinary Shares shall look only to SES for stock certificates representing the Merger Consideration in exchange for Company Certificates. None of SES, the Company, the Surviving Company or the Exchange Agent shall be liable to any holder of a share of Company Ordinary Shares for any Merger Consideration delivered in respect of such share of Company Ordinary Shares to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(g) As required by applicable Law, SES and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Company Ordinary Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law, provided notice of intent to withhold has been given by SES to the Company at least five (5) days prior to the day of the Closing, and SES allows the Company to cure the need for any such withholding. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) If, between the date of this Agreement and the Merger Effective Time, the shares of SES Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Merger Consideration.

SECTION 1.09 Tax Consequences. It is the intention of the parties hereto that the Merger qualify as a reorganization under Section 368(a) of the Code.

SECTION 1.10 Further Assurances. At and after the Merger Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Merger Subsidiary, or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Merger Subsidiary, or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Merger Subsidiary as a result of, or in connection with, the Merger.

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ARTICLE II
EQUITY AWARD PLANS

SECTION 2.01 SES Equity Awards. All SES equity awards outstanding shall remain outstanding, as follows:

(a) Stock Options. At the Merger Effective Time, each SES Option that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, exercisable or unexercisable, by virtue of the Merger and without any further action on the part of any Person, shall remain outstanding, subject to limitations to avoid federal excise Tax pursuant to Sections 409A and 424 of the Code, and shall continue on the same terms and conditions as were applicable to the SES Option immediately prior to the Merger Effective Time. Notwithstanding the foregoing, any SES Options granted to individuals who are directors of SES immediately prior to the Merger Effective Time shall be amended prior to the Merger Effective Time to permit the exercise of such SES Options through the end of the term of the SES Options.

(b) Restricted Stock. At the Merger Effective Time, each SES Restricted Share that is outstanding, whether vested or unvested, by virtue of the Merger and without further action on the part of any Person, shall continue on the same terms and conditions as were applicable to the SES Restricted Share immediately prior to the Merger Effective Time, subject to limitations to avoid federal excise Tax pursuant to Section 409A of the Code.

SECTION 2.02 Fractional Amounts. With respect to any fractional amounts of shares or other Capital Stock of SES resulting from, or issuable pursuant to, the Merger pursuant to this Article II, such fractions that are equal to or greater than one-half (0.5) shall be rounded up to the next whole applicable share, and such fractions that are less than one-half (0.5) shall be rounded down to the next whole applicable share. Notwithstanding the foregoing, any such rounding shall be in accordance with the requirements of Sections 409A and 424 of the Code, as applicable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SES AND MERGER SUBSIDIARY

SES and Merger Subsidiary (each, a “SES Entity,” and collectively, the “SES Entities”), jointly and severally, represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company by SES at or prior to the execution and delivery of this Agreement (the “SES Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article III, it being agreed that disclosure of any item on the SES Disclosure Schedule shall be deemed to be disclosure with respect to any other section of the SES Disclosure Schedule and this Agreement to the extent that the applicability of such item to such other section of the SES Disclosure Schedule is reasonably apparent from the face of such disclosure:

SECTION 3.01 Organization and Qualification.

(a) Each of the SES Companies is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has the requisite corporate power or entity power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the SES Companies is duly qualified and licensed to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a SES Material Adverse Effect. True, accurate and complete copies of the Governing Documents of each SES Company as in effect on the date hereof, including all amendments thereto, have heretofore been made available to the Company. Merger Subsidiary is a corporation created for the sole purposes of completing the Merger and will hold no assets or liabilities at the time of the Merger.

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(b) For purposes of this Agreement, “SES Material Adverse Effect” means any change, event, circumstance, development or other occurrence that, individually or in the aggregate with any other occurrences, has a material effect on the business, assets, financial condition or ongoing operations of the SES Companies taken as a whole, which results in or is reasonably likely to result in, losses, claims, damages, liabilities, fees, expenses or fines to any of the SES Companies (collectively, “SES Losses”) that would exceed $250,000 in aggregate amount or has a material adverse effect on SES’ ability to timely consummate the Merger; provided, however, that an SES Material Adverse Effect shall not include any change, event, circumstance, development or other occurrence arising out of or resulting from (i) the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby, (ii) general economic or political conditions, (iii) conditions generally affecting the industries in which SES operates, (iv) any changes in financial or securities markets in general, (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof or (vi) any changes in applicable Laws or accounting rules, including United States generally accepted accounting principles (“GAAP”); provided further, however, that any change, event, circumstance, development or other occurrence referred to in clauses (ii) through (v) immediately above shall be taken into account in determining whether an SES Material Adverse Effect has occurred or could reasonably be expected to occur to the text that such change, event, circumstance, development or other occurrence has a disproportionate effect on SES compared to other participants in the industries in which SES operates.

(c) Section 3.01(c) of the SES Disclosure Schedule lists each of the SES Companies and sets forth as to each the type of entity, its jurisdiction of organization and, except in the case of SES, its stockholders or other equity holders. Except for the Capital Stock of, or other equity or voting interests in, the Subsidiaries of SES listed on Section 3.01(c) of the SES Disclosure Schedule, SES does not own, directly or indirectly, any Capital Stock of, or other equity or voting interests in, any other Person.

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SECTION 3.02 Capitalization.

(a) The authorized Capital Stock of SES consists of 200,000,000 shares of SES Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share (“SES Preferred Stock”) of SES. As of the date hereof, (i) 1,381,164 shares of SES Common Stock are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) no shares of SES Preferred Stock are issued and outstanding, (iii) no shares of Capital Stock of SES are held in treasury by SES, (iv) no shares are reserved for the issuance of SES Restricted Shares, (v) 166,476 shares of SES Common Stock are reserved for issuance upon exercise of SES Options with an additional 44,980 shares available for issuance under the 2015 Plan and (vi) 212,637 shares of SES Common Stock are reserved for issuance upon exercise of the SES Common Stock Warrants.

(b) Section 3.02(b) of the SES Disclosure Schedule sets forth a complete and accurate list of all SES Stock Plans and all holders of SES Restricted Shares and SES Options, indicating with respect to each SES Restricted Share, and each SES Option, the number of shares of SES Common Stock subject to such SES Restricted Shares and SES Options, the date of grant, settlement terms, vesting period and the expiration date thereof. SES has delivered or made available to the Company accurate and complete copies of all SES Stock Plans, the standard forms of the SES Restricted Share Agreement, the SES Option Agreement evidencing SES Restricted Shares and SES Options, and any SES Restricted Share Agreements and SES Option Agreements, a SES Restricted Share, or a SES Option that deviates in any material manner from the SES’ standard forms of the SES Restricted Share Agreement and SES Option Agreement.

(c) Except for the SES Options, the SES Restricted Shares, and the SES Common Stock Warrants, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating any SES Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Capital Stock of any SES Company or obligating any SES Company to grant, extend or enter into any such agreement or commitment. Except as set forth in Section 3.02(d) of the SES Disclosure Schedule, there are no outstanding stock appreciation rights or similar derivative securities or rights of any SES Company. There are no voting trusts, irrevocable proxies or other agreements or understandings to which any SES Company is a party or is bound with respect to the voting of any shares of Capital Stock of SES.

(d) All of the issued and outstanding shares of Capital Stock (or equivalent equity interests of entities other than corporations) of each of SES’ Subsidiaries are owned, directly or indirectly, by SES free and clear of any liens, other than statutory liens for Taxes not yet due and payable, such other restrictions as may exist under applicable securities Law and liens in favor of SES’ lenders as listed on Section 3.02(d) of the SES Disclosure Schedule, and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

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SECTION 3.03 Authority; Non-Contravention; Approvals.

(a) Each of SES and Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and, subject to SES Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of SES and Merger Subsidiary of this Agreement, the performance by each of SES and Merger Subsidiary of its obligations hereunder, and the consummation by each of SES and Merger Subsidiary of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of SES, subject only to the approval of the SES Stockholder Approval Matters by the SES Stockholders, and Merger Subsidiary. The affirmative vote of the holders of a majority of the outstanding shares of SES Common Stock outstanding on the applicable record date (collectively, the “SES Stockholder Approval”) is the only vote of the holders of any class or series of SES’ Capital Stock necessary to adopt or approve the SES Stockholder Approval Matters. There are no bonds, debentures, notes or other indebtedness of SES having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of SES Common Stock may vote. This Agreement has been duly executed and delivered by each of SES and Merger Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of SES and Merger Subsidiary, enforceable against each of SES and Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(b) The SES Board, by resolutions duly adopted by unanimous vote of the disinterested directors at a meeting of all directors of SES duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the SES Stockholders, and (ii) resolved to recommend that the SES Stockholders approve the SES Stockholder Approval Matters and directed that such matters be submitted for consideration of the stockholders of SES at the SES Stockholders’ Meeting. The board of directors of the Merger Subsidiary, at a meeting duly called and held, has unanimously approved this Agreement and the Merger. SES, in its capacity as the sole stockholder of Merger Subsidiary, hereby approves of this Agreement and the Merger.

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(c) The execution, delivery and performance of this Agreement by each of the SES Entities and the consummation of the Merger, and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of SES under any of the terms, conditions or provisions of (i) the Governing Documents of any SES Company, (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 3.03(d) and obtaining the SES Stockholder Approval, any statute, Law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, Permit or license of any court or Governmental Entity applicable to any of the SES Companies or any of their respective properties or assets, or (iii) any contract, agreement, commitment or understanding to which any SES Company is now a party or by which any of the SES Companies or any of their respective properties or assets may be bound or affected, except as provided in Section 3.03 of the SES Disclosure Schedule, and other than, in the case of clauses (ii) and (iii) of this Section 3.03(c), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a SES Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(d) Except for (i) the filing with the SEC of a Registration Statement on Form S-4 under the Securities Act by SES with respect to the transactions contemplated hereby (the “Registration Statement”) and applicable filings pursuant to the Exchange Act, including the filing with the SEC of SES’ proxy statement relating to the SES Stockholders’ Meeting (the “Proxy Statement/Prospectus”), (ii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger, (iii) the filing of a Current Report on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and within four (4) Business Days of the Closing Date, (iv) the consent of the holders of the SES Debentures and the SES Common Stock Warrants, (v) such approvals as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the NASDAQ Stock Market, and except as provided in Section 3.03 of the SES Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval, ratification or permission of (any of the foregoing being a “Consent”), (vi) such approvals of any Governmental Entity or authority or other Person is necessary under any SES Material Contract or otherwise for the execution and delivery of this Agreement by SES or Merger Subsidiary or the consummation by SES or Merger Subsidiary of the transactions contemplated hereby, other than such Consents which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a SES Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(e) The board of directors of SES has approved the Merger and this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the transactions contemplated hereby the anti-takeover provisions of the DGCL to the extent, if any, such provisions are applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby. No other state takeover, control share, fair price or similar statute or regulation applies to or purports to apply to SES with respect to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

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SECTION 3.04 Reports and Financial Statements.

(a) Except for its annual report on Form 10-K for its fiscal year ended June 30, 2018, since January 1, 2018, SES has timely filed or furnished, as applicable, with the SEC all forms, statements, reports, certifications and documents, including all exhibits, post-effective amendments and supplements thereto (the “SES SEC Reports”), required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed or amended, in all material respects, with all applicable requirements of the appropriate act and the rules and regulations thereunder, including applicable extension periods. As of their respective dates, the SES SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent SES SEC Report filed with the SEC prior to the date hereof.

(b) The financial statements of SES included in the SES SEC Reports (collectively, the “SES Financial Statements”) were prepared in accordance with GAAP (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the SES Companies as of the dates thereof and the consolidated results of operations and changes in financial position of the SES Companies for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

(c) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of SES, the SES Board or any committee thereof. Since January 1, 2018, neither SES nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SES, (ii) any fraud, whether or not material, that involves SES’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SES, or (iii) any claim or allegation regarding any of the foregoing.

SECTION 3.05 Proxy Statement/Prospectus. None of the information to be supplied by any of the SES Entities or its stockholders for inclusion in the Proxy Statement/Prospectus will, at the time of the mailing thereof or any amendments or supplements thereto, or at the time of the SES Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply, as of its effective date, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by any SES Entity with respect to statements made or incorporated by reference therein or information supplied by the Company in writing for inclusion therein.

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SECTION 3.06 No Violation of Law. No SES Company is in violation of or has been given written (or, to the knowledge of any SES Entity, oral) notice of any violation of any Law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a SES Material Adverse Effect. The SES Companies have all material Permits necessary to conduct their businesses as presently conducted. The SES Companies are in compliance, in all material respects, with the terms of such material Permits.

SECTION 3.07 Material Contracts; Compliance with Contracts.

(a) Except as otherwise noted below, Section 3.07 of the SES Disclosure Schedule includes a list of the following contracts, agreements, licenses, arrangements or understandings to which any of the SES Companies is a party or by which any them or their respective assets are bound or affected as of the date hereof (each, whether or not listed on Section 3.07 of the SES Disclosure Schedule, a “SES Material Contract”), which would be deemed a “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K.

(b) With respect to each SES Material Contract (i) the SES Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the applicable SES Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity), and (ii) neither SES nor any of its Subsidiaries is, or has any knowledge that any other party thereto is, in material breach or violation of or in material default in the performance or observance of any term or provision of any SES Material Contract, and, to the knowledge of the SES Companies, no event has occurred which, with lapse of time or action by a third party, would result in a default under, any SES Material Contract.

(c) True, accurate and complete copies of each SES Material Contract have heretofore been made available to the Company.

SECTION 3.08 Brokers and Finders. Except for fees payable to (i) Clarksons Platou Securities, Inc. pursuant to an engagement letter, dated March 27, 2019, (ii) the Financial Advisor pursuant to an engagement letter, dated October 1, 2019 and (iii) T.R. Winston & Company LLC pursuant to an advisory agreement, dated October 8, 2019, SES has not entered into any contract with any Person that may result in the obligation of SES to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby. SES has provided to the Company a true, correct and complete copy of any and all engagement or retention agreements with financial advisors or other advisors, to which SES is a party and which are related to the transactions contemplated hereby.

SECTION 3.09 No Prior Activities of Merger Subsidiary. Except for obligations incurred in connection with its incorporation or organization and the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, Merger Subsidiary has not incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

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SECTION 3.10 Litigation; Government Investigations. Except for the noncompliance notifications received by SES from the NASDAQ Stock Market on February 5, 2019, and May 19, 2019 (together, the “NASDAQ Notice”), there are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of SES, threatened against, relating to or affecting any SES Company or any of their assets, before any court, governmental department, Governmental Entity, commission, agency, instrumentality or authority, or any arbitrator. No material investigation or review by any Governmental Entity or authority is pending or, to the knowledge of SES, threatened, and no Governmental Entity or authority has indicated an intention to conduct the same. Except for the NASDAQ Notice, no SES Company is subject to any judgment, decree, injunction, rule or Order of any court, governmental department, Governmental Entity, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof, prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a SES Material Adverse Effect.

SECTION 3.11 Taxes.

(a) Each SES Company has timely (i) filed with the appropriate Governmental Entity all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with GAAP on the SES Financial Statements all material Taxes required to be paid since March 15, 2019. There are no liens for Taxes upon any property or asset of any SES Company, other than liens for Taxes not yet due and payable or Taxes contested in good faith by appropriate proceedings and which in both cases are either not material or reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against any SES Company, which has not been fully paid or adequately reserved or reflected in the SES SEC Reports, and there are no material unresolved issues of Law or fact arising out of a written notice of a deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the SES Companies. No SES Company has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. No SES Company has received (A) notice from any taxing authority of its intent to examine or audit any of SES’ or any of its Subsidiaries’ Tax Returns or (B) notice from any state taxing authority of its intent to examine or audit any of SES’ or any of its Subsidiaries’ Tax Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a SES Material Adverse Effect. No SES Company is a party to any agreement providing for the allocation or sharing of Taxes with any entity other than agreements the consequences of which are fully and adequately reserved for in the SES Financial Statements.

(b) Each SES Company has withheld and remitted each material Tax required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

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(c) The statutes of limitations for the federal income Tax Returns of the SES Companies have expired or otherwise have been closed for all taxable periods ending on or before December 31, 2012.

(d) No SES Company has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes that remains in effect, nor is any request for such a waiver or extension pending.

(e) No SES Company is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum of agreement with any taxing authority.

(f) No SES Company has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the U.S. Treasury Regulations.

(g) No SES Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in the U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(h) No SES Company has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i) SES has made available to the Company correct and complete copies of (i) all U.S. federal income Tax Returns of the SES Companies relating to taxable periods ending on or after December 31, 2012, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to any SES Company.

(j) No jurisdiction where any SES Company does not file a Tax Return has made a claim that any SES Company is required to file a Tax Return for a material amount of Taxes for such jurisdiction.

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SECTION 3.12 Employee Benefit Plans; ERISA; Employment Agreements.

(a) Section 3.12(a) of the SES Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, hospitalization or other medical, dental, life (including all individual life insurance policies as to which any SES Company is the owner, the beneficiary or both) or other insurance or coverage, disability, death benefit, or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by any SES Company and any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with SES within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any Person who performs or who has performed services for any SES Company or with respect to which any SES Company or any ERISA Affiliate of any SES Company has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “SES Employee Plans”).

(b) SES has furnished to the Company true and complete copies of documents embodying each of SES Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three (3) plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each SES Employee Plan, if any, that is subject to ERISA reporting requirements, SES has provided copies of the Form 5500 reports filed for the last three (3) plan years.

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(c) Compliance. Except as disclosed in Section 3.12(c) of the SES Disclosure Schedule, (i) Each SES Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a SES Material Adverse Effect; and SES and each ERISA Affiliate of SES have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of SES Employee Plans; (ii) any SES Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable U.S. Treasury Regulations or IRS pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of SES Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any SES Employee Plan; (v) none of SES or, to the knowledge of SES, any ERISA Affiliate of SES is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any SES Employee Plan; (vi) all contributions required to be made by SES or any ERISA Affiliate of SES to any SES Employee Plan have been timely paid and accrued; (vii) with respect to each SES Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) each SES Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such SES Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of SES is threatened, against or with respect to any such SES Employee Plan, including any audit or inquiry by the IRS or U.S. Department of Labor; (x) there has been no amendment to, written interpretation or announcement by SES or any ERISA Affiliate of SES that would materially increase the expense of maintaining any SES Employee Plan above the level of expense incurred with respect to that SES Employee Plan for the most recent fiscal year included in SES Financial Statements; and (xi) no SES Employee Plan is subject to or maintained pursuant to the Laws of a foreign jurisdiction. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of any SES Company or its ERISA Affiliates has or will obtain a right to receive a gross-up payment from any SES Company or its ERISA Affiliates with respect to any Tax that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

(d) Neither SES nor any ERISA Affiliate of SES has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA), to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 or 430 of the Code or any multiple employer welfare arrangement or voluntary employee benefits association. None of SES or any ERISA Affiliate of SES has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) With respect to each SES Employee Plan, each SES Company has complied with (i) the applicable health care continuation and notice provisions of the COBRA and the regulations thereunder or any state Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) HIPAA; (iv) the applicable requirements of the Cancer Rights Act of 1998; and (v) the Patient Protection and Affordable Care Act (“PPAC”). SES has no unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage extension or continuation.

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(f) Except as set forth in Section 3.12(f) of the SES Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of SES or any ERISA Affiliate of SES to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any SES Employee Plan); or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by any SES Company pursuant to any SES Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code and no such benefit will fail to be deductible for federal income Tax purposes by virtue of Section 162(m) of the Code. Except as set forth in Section 3.12(f) of the SES Disclosure Schedule, each SES Employee Plan can be amended, terminated or otherwise discontinued after the Merger Effective Time in accordance with its terms, without material liability to SES or the Company other than ordinary administration expenses typically incurred in a termination event.

(g) Each SES Company is in compliance in all material respects with all currently applicable Laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws. There are no proceedings pending or, to the knowledge of SES, reasonably expected or threatened, between any SES Company, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to the knowledge of SES, reasonably expected or threatened, against any SES Company under any workers’ compensation or long-term disability plan or policy. No SES Company is a party to any collective bargaining agreement or other labor union contract. No SES Company is paying or is obligated to pay any employee or any former employee any disability or workers compensation payments or unemployment benefits. Except as set forth in Section 3.12(g) of the SES Disclosure Schedule, the employment of each of the SES Company’s employees is terminable by SES at will. To the best of the knowledge of SES, no employee of any SES Company intends to terminate his or her employment with SES.

(h) Except as set forth in Section 3.12(h) of the SES Disclosure Schedule, no SES Company is a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of any SES Company or any agreement pursuant to which any such Person is entitled to receive any benefits from any SES Company upon the occurrence of a change in control of SES or similar event.

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(i) All SES Employee Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder. Except as set forth in Section 3.12(i) of the SES Disclosure Schedule, no SES Common Stock or other security of SES, any of its Subsidiaries or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any SES Employee Plan.

SECTION 3.13 Tax Matters. No SES Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a) The Merger will be carried out strictly in accordance with this Agreement and pursuant to the DGCL and the Corporations Act. There are no other written or oral agreements relating to the Merger other than those expressly referred to in this Agreement.

(b) In connection with the Merger, no Company Ordinary Shares will be acquired by SES, Merger Subsidiary or a Related Person for consideration other than shares of SES Common Stock. In accordance with U.S. Treasury Regulation Section 1.368-1(e)(4), (5), and (7), for purposes of this Agreement, the term “Related Person” means, (i) a corporation that is a member of an Affiliated Group of which the Company or SES (or any successor corporation thereto) is a member; or (ii) a corporation in which the Company or SES (or any successor corporation thereto), owns, directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of the Company or SES, as applicable, (or any successor thereto) or such corporation, a proportionate share of the stock owned by entities in which the Company or SES, as applicable, (or any successor thereto) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options.

(c) Neither SES, Merger Subsidiary nor any Related Person has any plan or intention to redeem or otherwise reacquire, directly or indirectly, any shares of SES Common Stock to be issued in the Merger.

(d) SES has no stock repurchase program and has no current plan or intention to adopt such a plan.

(e) Neither SES nor any Related Person will directly or indirectly acquire any stock of the Company in connection with the Merger, except as described in this Agreement.

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(f) SES has not, directly or indirectly, transferred any cash or property to the Company (or any entity controlled directly or indirectly by the Company) for less than full and adequate consideration and has not made any loan to the Company (or any entity controlled directly or indirectly by the Company) in anticipation of the Merger.

(g) There is no intercompany indebtedness existing between SES, Merger Subsidiary, and the Company.

(h) SES and Merger Subsidiary will each pay its expenses incurred in connection with or as part of the Merger. SES and Merger Subsidiary have not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of shares of Company Ordinary Shares in connection with or as part of the Merger, or any related transactions. SES and Merger Subsidiary have not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of shares of Company Ordinary Shares.

(i) Any compensation paid to the holders of shares of Company Ordinary Shares who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with SES, as the case may be, (i) will be for services actually rendered or to be rendered, (ii) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (iii) will not represent consideration for the surrender of the shares of Company Ordinary Shares in the Merger.

(j) Following the Merger, SES will continue the historical business of the Company or use a significant portion of its assets in a business, within the meaning of U.S. Treasury Regulation Section 1.368-1(d).

(k) SES is paying no consideration in the Merger other than the Merger Consideration.

(l) SES has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(m) Neither SES nor its Subsidiaries (including Merger Subsidiary) will take any position on any Tax Return, or take any other Tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(n) No stock or securities of SES or Merger Subsidiary will be issued to any Company Stockholder for services rendered to or for the benefit of SES, Merger Subsidiary or the Company in connection with the Merger, except as provided in this Agreement.

(o) No stock or securities of SES or Merger Subsidiary will be issued for any indebtedness owed to any Company Stockholder in connection with the Merger.

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(p) SES has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since December 31, 2016. The stock of SES has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since December 31, 2016.

(q) At and after the Merger Effective Time, SES will be a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(r) After the Merger Effective Time as part of a plan that includes the Merger, SES will not sell or otherwise transfer any of the stock of the Company acquired in the Merger to a corporation or other entity.

(s) Prior to the Merger, Merger Subsidiary will be a newly formed corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and SES will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

(t) Merger Subsidiary will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities in the Merger.

(u) No SES Company is an investment company as defined in Section 368(a)(2)(F) of the Code. For this purpose, an investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any Subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the Subsidiary’s assets, and a corporation shall be considered a Subsidiary if a parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

(v) No SES Company is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

SECTION 3.14 Liabilities. As of the date hereof, no SES Company has incurred liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the SES Financial Statements or reflected in the notes thereto, or (ii) which were incurred since June 30, 2019 in the ordinary course of business and consistent with past practices; (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a SES Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business; and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied, including the footnotes thereto. As of the date hereof, Merger Subsidiary has no assets or liabilities.

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SECTION 3.15 Absence of Certain Changes or Events. Since December 31, 2018, (a) except with respect to the transactions contemplated by this Agreement, the SES Companies have carried on and operated their businesses in all material respects in the ordinary course of business, (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a SES Material Adverse Effect, and (c) except as disclosed on Section 3.15 of the SES Disclosure Schedule or in the SES SEC Reports filed by SES with the SEC since December 31, 2018, and prior to the date hereof to the extent that it is reasonably apparent that the disclosure in such SES SEC Reports is responsive to the matter in this Section 3.15(c), no SES Company has taken any action that, if taken after the date hereof and before the Closing, would constitute a breach of Sections 5.02(b) through (e) and (g) through (p).

SECTION 3.16 Compliance. Except for noncompliance as specified in the NADSAQ Notice, SES is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, and the listing and corporate governance rules and regulations of NASDAQ Stock Market that are in each case applicable to SES.

SECTION 3.17 Environmental Matters. Each SES Company is in material compliance with all applicable Environmental Laws, which compliance includes the possession by the SES Companies of all material Permits and other governmental authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. Since January 1, 2018: (a) no SES Company and, to the knowledge of SES, no current or prior owner of any property leased or controlled by any SES Company has received any written notice or other communication relating to property owned or leased at any time by any SES Company, whether from a governmental body, court, administrative agency or commission or other Governmental Entity or instrumentality, citizens group, employee or otherwise, that alleges that a SES Company and/or such current or prior owner or any SES Company is not in material compliance with or has materially violated any Environmental Law relating to such property, which, in both cases, remains unresolved and (b) SES does not have any material liability under any Environmental Law.

SECTION 3.18 Insurance. Section 3.18 of the SES Disclosure Schedule sets forth each insurance policy maintained by any SES Company as of the date hereof and each general liability, umbrella and excess liability policy currently maintained by any SES Company (each, a “SES Insurance Policy”). Each SES Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any SES Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of SES, indicated any intent to do so or not to renew any such policy. To the knowledge of SES, all material claims under the SES Insurance Policies have been filed in a timely fashion.

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SECTION 3.19 Affiliate Transactions. SES’ SEC Reports completely and correctly disclose, as of the date of this Agreement, all agreements, contracts, transfers or assets or liabilities or other commitments or transactions required to be disclosed by applicable securities Laws, whether or not entered into in the ordinary course of business, to or by which any SES Company, on the one hand, and, on the other hand, any (a) present executive officer or director of any SES Company or any Person that has served as such an executive officer or director within the past two (2) years or any of such executive officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of SES Common Stock as of the date hereof, or (c) any affiliate of any such executive officer or director or, to the knowledge of SES, of any owner are or have been a party or otherwise bound or affected, and that (i) are currently pending, in effect or have been in effect during the past twelve (12) months, and (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the SES Companies taken as a whole, provided that any such agreement, contract, transfer or assets or liabilities or other commitment or transaction that provides for aggregate payments by or to any SES Company in excess of $120,000 during any twelve (12) month period shall be deemed to be “material” for purposes of this Section 3.19.

SECTION 3.20 Recommendation of SES Board of Directors; Opinion of Financial Advisor.

(a) The SES Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of SES, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and the SES Stockholder Approval Matters, and (iv) directing that the adoption of this Agreement and the approval of the SES Stockholder Approval Matters and the other transactions contemplated hereby be submitted to the SES Stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) SES has received an opinion of the Financial Advisor, to the effect that, as of the date of such opinion, the Merger is fair, from a financial point of view, to SES Stockholders. A correct and complete copy of the form of such opinion has been made available to the Company. SES has received the approval of the Financial Advisor to permit the inclusion of a copy of its written opinion in its entirety and/or references thereto in the Proxy Statement/Prospectus, subject to the Financial Advisor’s and its legal counsel’s review of the Proxy Statement/Prospectus and approval of any references to the Financial Advisor or its written opinion included therein.

SECTION 3.21 Certain Payments. SES has not, nor to the knowledge of SES, has any director, officer, agent or employee of any SES Company, or any other Person, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable Law.

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SECTION 3.22 Title to Properties.

(a) Section 3.22(a) of the SES Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property leased, subleased, or otherwise occupied as lessee (individually, a “Leased Property”) by any SES Company. SES does not own any real property.

(b) The SES Companies are in possession of all of their Leased Properties pursuant to each lease or sublease, and SES is entitled to and has exclusive possession of such Leased Properties, and the Leased Properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with any SES Company’s use of its Leased Properties as currently used. SES has good and valid title to the leasehold estate or other interest created under each applicable lease, free and clear of any liens, claims or encumbrances, except where the failure to have such good and valid title would not have a SES Material Adverse Effect.

SECTION 3.23 Intellectual Property. The SES Companies own free and clear of any lien, or possess licenses or other valid rights to use, all patents, patent rights, domain names, trademarks (registered or unregistered), trade dress, trade names, copyrights (registered or unregistered), service marks, trade secrets, know-how and other confidential or proprietary rights and information, inventions (patentable or unpatentable), processes, formulae, as well as all goodwill symbolized by any of the foregoing (collectively, “Intellectual Property”) necessary in connection with the business of SES and its Subsidiaries as currently conducted, except where the failure to possess such rights or licenses would not have a SES Material Adverse Effect. To the knowledge of SES, the conduct, products or services of the business of the SES Companies as currently conducted do not infringe in any material respect upon any Intellectual Property of any third party except where such infringement. There are no claims or suits pending or, to the knowledge of SES, threatened (a) alleging that any SES Company’s conduct, products or services infringe in any material respect upon any Intellectual Property of any third party, or (b) challenging any SES Company’s ownership of, right to use, or the validity or enforcement of any material license or other material agreement relating to SES’ Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of any SES Company with respect to any material Intellectual Property owned or used by them.

SECTION 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither SES nor any other Person makes any other express or implied representation or warranty on behalf of SES, the SES Entities or any of their affiliates in connection with this Agreement or the transactions contemplated hereby.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the SES Entities that, except as set forth in the disclosure schedule delivered to SES by the Company at or prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article IV, it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed to be disclosure with respect to any other section of the Company Disclosure Schedule and this Agreement to the extent that the applicability of such item to such other section of the Company Disclosure Schedule is reasonably apparent from the face of such disclosure:

SECTION 4.01 Organization and Qualification.

(a) Each of the AFE Companies is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has the requisite corporate power or entity power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the AFE Companies is duly qualified and licensed to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. True, accurate and complete copies of the Governing Documents of the AFE Companies as in effect on the date hereof, including all amendments thereto, have heretofore been made available to SES.

(b) For purposes of this Agreement, “Company Material Adverse Effect” means any change, event, circumstance, development or other occurrence that, individually or in the aggregate with any other occurrences, has a material effect on the business, assets, financial condition or ongoing operations of the AFE Companies taken as a whole, which results in or is reasonably likely to result in, losses, claims, damages, liabilities, fees, expenses or fines to any of the AFE Companies (collectively, “AFE Losses”) that would exceed $250,000 in aggregate amount or has a material adverse effect on the Company’s ability to timely consummate the Merger; provided, however, that a Company Material Adverse Effect shall not include any change, event, circumstance, development or other occurrence arising out of or resulting from (i) the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby, (ii) general economic or political conditions, (iii) conditions generally affecting the industries in which the Company operates, (iv) any changes in financial or securities markets in general, (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof or (vi) any changes in applicable Laws or accounting rules, including Australian Accounting Standards and International Financial Reporting Standards; provided further, however, that any change, event, circumstance, development or other occurrence referred to in clauses (ii) through (v) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the text that such change, event, circumstance, development or other occurrence has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

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(c) Section 4.01(c) of the Company Disclosure Schedule lists each of the AFE Companies and sets forth as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its stockholders or other equity holders. Except for the Capital Stock of, or other equity or voting interests in, the Subsidiaries of the Company listed on Section 4.01(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any Capital Stock of, or other equity or voting interests in, any other Person.

SECTION 4.02 Capitalization.

(a) The issued share capital of the Company consists of 145,680,821 Company Ordinary Shares. As of the date hereof, 145,680,821 Company Ordinary Shares are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The outstanding shares of Company Ordinary Shares, have been issued in compliance with all applicable securities Laws. Since the date hereof, except as permitted by this Agreement or as disclosed in Section 4.02(a) of the Company Disclosure Schedule, (x) no share capital has been issued, and (y) no options, warrants or securities convertible into, or commitments with respect to the issuance of, shares have been issued, granted or made. Section 4.02(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the holders of record of Company Ordinary Shares as of the date hereof.

(b) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating any AFE Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Capital Stock of any AFE Company or obligating any AFE Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of any AFE Company. Except for the Company Shareholders’ Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which any AFE Company is a party or is bound with respect to the voting of any shares of Capital Stock of the Company.

(c) All of the issued and outstanding share capital (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company free and clear of any liens, other than statutory liens for Taxes not yet due and payable, such other restrictions as may exist under applicable securities Law, and liens in favor of the Company’s lenders as listed on Section 4.02(c) of the Company Disclosure Schedule, and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

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SECTION 4.03 Authority; Non-Contravention; Approvals.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company and the Company Stockholders. There is no requirement in the Company Shareholders’ Agreement to hold a meeting of the Company Stockholders to approve this Agreement or the Merger. A Company Stockholder may transfer some or all of its Company Stock to any person in respect of a corporate merger under clause 6.4.2 of the Company Shareholders’ Agreement. 88.9% of Company Stockholders committed to selling their Company Stock in the Pre-Merger Agreement dated October 8, 2019. These Company Stockholders are entitled to require the remaining Company Stockholders to dispose all of their Company Stock to the Merger Subsidiary pursuant to section 8.1 of the Company Shareholders’ Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Stockholders may vote. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the SES Entities, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company Stockholders.

(c) Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the Governing Documents of any AFE Company, (ii) subject to compliance with the requirements set forth in clauses (i)-(iii) of Section 4.03(d), any statute, Law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, Permit or license of any court or Governmental Entity applicable to any of the AFE Companies or any of their respective properties or assets, or (iii) any contract, agreement, commitment or understanding to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) of this Section 4.03(c), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

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(d) Except for (i) the filing with the SEC of the Registration Statement, (ii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger, (iii) the lodgment of the Form 484 by the Company with ASIC, and (iv) such approvals as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the NASDAQ Stock Market, and except as provided in Section 4.03 of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to, Consent of, any Governmental Entity or authority or other Person is necessary under any Company Material Contract or otherwise for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such Consents which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(e) The Company Board has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby the provisions of Section 203 of DGCL to the extent, if any, such section is applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby. No other state takeover control share, fair price or similar statute or regulation applies to or purports to apply to the Company with respect to the Merger, this Agreement or the transactions contemplated hereby and thereby.

SECTION 4.04 Financial Statements.

(a) The Company has made available to SES true and complete copies of (i) the Company’s unaudited balance sheet as of 30 June, 2019 (the “Company Balance Sheet”), and the related unaudited statement of operations and statement of cash flows of the Company for each quarter for the year to 30 June 2019 (collectively with the Company Balance Sheet, the “Company Interim Financial Statements”), and (ii) the Company’s audited balance sheets as of June 30, 2018, June 30, 2017, and June 30, 2016, and the related audited statements of operations and statements of cash flows of the Company for the periods covered therein (collectively, the “Company Annual Financial Statements” and, together with the Company Interim Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) are consistent with, and have been prepared from, the books and records of the Company, and (ii) were prepared in accordance with International Financial Reporting Standards (except with respect to the Company Interim Financial Statements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of the AFE Companies as of the dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

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(b) The Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since December 31, 2015.

(c) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or principal financial officer of the Company, the Company Board or any committee thereof. Since January 1, 2018, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

SECTION 4.05 Liabilities. As of the date hereof, no AFE Company has incurred liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied, including the footnotes thereto.

SECTION 4.06 Absence of Certain Changes or Events. Since December 31, 2018, (a) except with respect to the transactions contemplated by this Agreement, the AFE Companies have carried on and operated their businesses in all material respects in the ordinary course of business, (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Company Material Adverse Effect, and (c) except as disclosed on Section 4.06 of the Company Disclosure Schedule, no AFE Company has taken any action that, if taken after the date hereof and before the Closing, would constitute a breach of Sections 5.01(b) through (e) and (g) through (n).

SECTION 4.07 Litigation; Government Investigations. There are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of the Company, threatened against, relating to or affecting any AFE Company or any of their assets, before any court, Governmental Entity, governmental department, commission, agency, instrumentality or authority, or any arbitrator. No material investigation or review by any Governmental Entity or authority is pending or, to the knowledge of the Company, threatened, and no Governmental Entity or authority has indicated an intention to conduct the same. No AFE Company is subject to any judgment, decree, injunction, rule or Order of any court, Governmental Entity, governmental department, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

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SECTION 4.08 Proxy Statement/Prospectus. None of the information to be supplied by the Company or its stockholders for inclusion in the Proxy Statement/Prospectus will, at the time of the mailing thereof or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.09 No Violation of Law. Neither the Company nor any of its Subsidiaries is in violation of or has been given written (or, to the knowledge of the Company, oral) notice of any violation of any Law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as set forth on Section 4.09 of the Company Disclosure Schedules, the AFE Companies have all material Permits necessary to conduct their businesses as presently conducted. The AFE Companies are in compliance, in all material respects, with the terms of such material Permits.

SECTION 4.10 Material Contracts; Compliance with Contracts.

(a) Except as otherwise noted below, Section 4.10 of the Company Disclosure Schedule includes a list of the following contracts, agreements, licenses, arrangements or understandings to which any of the AFE Companies is a party or by which any of them or their respective assets are bound or affected as of the date hereof (each, whether or not listed on Section 4.10 of the Company Disclosure Schedule, a “Company Material Contract”):

(i) contracts for professional services, consulting agreements, licenses, technical data and other Intellectual Property, in each case that provide for aggregate payments by or to any AFE Company in excess of $300,000 during any twelve (12) month period, and master services agreements pursuant to which any AFE Company made aggregate payments of $300,000 in the twelve (12) months prior to the date hereof or reasonably expects to make aggregate payments of $300,000 in the twelve (12) months after the date hereof;

(ii) contracts relating to any Owned Property or Leased Property of any AFE Company, in each case that provide for aggregate payments by or to any AFE Company in excess of $300,000 during any twelve (12) month period;

(iii) pursuant to which payments are required or acceleration of benefits is required upon a change of control of the Company or similar event, in each case that provide for aggregate payments by or to any AFE Company in excess of $300,000 during any twelve (12) month period;

(iv) which is material to any of the AFE Companies or any of their assets, including the Company’s Intellectual Property, or business and which requires the Consent or waiver of a third party prior to the Company consummating the transactions contemplated hereby, in each case that provide for aggregate payments by or to any AFE Company in excess of $300,000 during any twelve (12) month period;

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(v) contracts which concern payments by the AFE Companies in excess of $300,000 in the aggregate unless terminable by the AFE Companies on not more than thirty (30) days’ notice without penalty,

(vi) contracts restricting, in any material respect, any AFE Company from freely engaging in any business or competing anywhere;

(vii) contracts that constitute a partnership or joint venture agreement (excluding any tax partnership);

(viii) any mortgages, indentures, guarantees, letters of credit, loans or credit agreements, security agreements or similar contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $300,000, other than (A) accounts receivable and payable, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;

(ix) any employee collective bargaining agreement or other contract with any labor union;

(x) which would be deemed a “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K; or

(xi) which, with respect to any AFE Company’s Intellectual Property, relates to (A) any acquisition by or from the Company or any of its Subsidiaries, or any grant by or to the Company or any of its Subsidiaries, of any right, title or interest in, under or to any of the Company’s Intellectual Property, including contracts, agreements, arrangements or understandings with respect to the Company’s Intellectual Property, or (B) any covenant not to sue granted by any of the AFE Companies to any Person or granted by any Person to the AFE Companies for the benefit of the AFE Companies, with respect to any of the Intellectual Property of any AFE Company, all of which any AFE Company’s Intellectual Property in clauses (A) and (B) is material to the AFE Companies, taken as a whole, other than standardized nonexclusive licenses obtained by the AFE Companies in the ordinary course of business.

(b) With respect to each Company Material Contract (i) the Company Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the applicable AFE Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and (ii) neither the Company nor any of its Subsidiaries is, or has any knowledge that any other party thereto is, in material breach or violation of or in material default in the performance or observance of any term or provision of any Company Material Contract, and, to the knowledge of the AFE Companies, no event has occurred which, with lapse of time or action by a third party, would result in a default under, the Company Material Contract.

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(c) True, accurate and complete copies of each Company Material Contract have heretofore been made available to SES.

SECTION 4.11 Taxes

(a) Each AFE Company has timely (i) filed with the appropriate Governmental Entity all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with International Financial Reporting Standards on the Company Financial Statements all material Taxes required to be paid. No AFE Company has requested an extension of time within which to file a material Tax Return, which has not been since filed. There are no liens for Taxes upon any property or asset of the Company, other than liens for Taxes not yet due and payable or Taxes contested in good faith by appropriate proceedings and which in both cases are either not material or reserved against in accordance with International Financial Reporting Standards. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against any AFE Company, which has not been fully paid or adequately reserved or reflected in the Company Financial Statements, and there are no material unresolved issues of Law or fact arising out of a written notice of a deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the AFE Companies. No AFE Company has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Neither the Company nor any of its Subsidiaries has received (A) notice from any taxing authority of its intent to examine or audit any of the Company’s or any of its Subsidiaries’ Tax Returns or (B) notice from any state taxing authority of its intent to examine or audit any of the Company’s or any of its Subsidiaries’ Tax Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a Company Material Adverse Effect. No AFE Company is a party to any agreement providing for the allocation or sharing of Taxes with any entity other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements.

(b) The Company and each of its Subsidiaries has withheld and remitted each material Tax required to have been withheld and paid in connection with amounts remitted or owing to any employee, independent contractor, creditor, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Neither the Company nor any of its Subsidiaries is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum of agreement with any taxing authority.

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(d) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in the U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(e) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(f) The Company has made available to SES correct and complete copies of (i) all U.S. federal income Tax Returns of the Company and its Subsidiaries relating to taxable periods ending on or after December 31, 2012, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

(g) No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim that the Company or any of its Subsidiaries is required to file a Tax Return for a material amount of Taxes for such jurisdiction.

SECTION 4.12 Employee Benefit Plans; ERISA; Employment Agreements.

(a) Section 4.12(a) of the Company Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, hospitalization or other medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both) or other insurance or coverage, disability, death benefit, or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by the Company and any trade or business (whether or not incorporated) that is or at any relevant time was treated as an ERISA Affiliate of the Company or any of its Subsidiaries for the benefit of any Person who performs or who has performed services for the Company or any of its Subsidiaries, or with respect to which the Company, any of its Subsidiaries, or any ERISA Affiliate of the Company or any of its Subsidiaries has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Company Employee Plans”).

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(b) The Company has furnished to SES true and complete copies of documents embodying each of the Company Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three (3) plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Company Employee Plan, if any, that is subject to ERISA reporting requirements, the Company has provided copies of the Form 5500 reports filed for the last three (3) plan years.

(c) Compliance. Except as disclosed in Section 4.12 of the Company Disclosure Schedule, (i) Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and the Company and each ERISA Affiliate of the Company have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (ii) any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable U.S. Treasury Regulations or IRS pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan; (v) none of Company or, to the knowledge of the Company, any ERISA Affiliate of the Company is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan; (vi) all contributions required to be made by Company or any ERISA Affiliate of the Company to any Company Employee Plan have been timely paid and accrued; (vii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or U.S. Department of Labor; (x) there has been no amendment to, written interpretation or announcement by Company or any ERISA Affiliate of the Company that would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Company Financial Statements; and (xi) no Company Employee Plan is subject to or maintained pursuant to the Laws of a foreign jurisdiction. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company or any Subsidiary of the Company or their ERISA Affiliates has or will obtain a right to receive a gross-up payment from the Company or any Subsidiary of the Company or their ERISA Affiliates with respect to any Tax that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

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(d) Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA), to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 or 430 of the Code or any multiple employer welfare arrangement or voluntary employee benefits association. None of Company or any ERISA Affiliate of the Company has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) With respect to each Company Employee Plan, the Company and each of its Subsidiaries has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA; (iv) the applicable requirements of the Cancer Rights Act of 1998, and (v) the PPAC. Neither the Company nor any of its Subsidiaries has unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage extension or continuation.

(f) Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Subsidiary of the Company, or any ERISA Affiliate of the Company or any Subsidiary of the Company to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan); or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by the Company or any Subsidiary of the Company pursuant to any Company Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code and no such benefit will fail to be deductible for federal income Tax purposes by virtue of Sections 162(m) of the Code. Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Merger Effective Time in accordance with its terms, without material liability to SES, Merger Subsidiary, the Company or any Subsidiary of the Company other than ordinary administration expenses typically incurred in a termination event.

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(g) The Company and each Subsidiary of the Company is in compliance in all material respects with all currently applicable Laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws. There are no proceedings pending or, to the knowledge of the Company, reasonably expected or threatened, between the Company or any of its Subsidiaries, on the one hand, and any or all of their respective current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to the knowledge of the Company, reasonably expected or threatened, against the Company or any of its Subsidiaries under any workers’ compensation or long-term disability plan or policy. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract. Neither the Company nor any of its Subsidiaries is paying or is obligated to pay any employee or any former employee any disability or workers compensation payments or unemployment benefits. Except as set forth in Section 4.12(g) of the Company Disclosure Schedule, the employment of each of the Company’s employees and each of the employees of each Subsidiary of the Company is terminable by the Company or its Subsidiaries, as applicable, at will. To the best of the knowledge of the Company, no employee of the Company or any of its Subsidiaries intends to terminate his employment with the Company or any of its Subsidiaries.

(h) Except as set forth in Section 4.12(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of the Company or any Subsidiary of the Company, or any agreement pursuant to which any such Person is entitled to receive any benefits from the Company or any Subsidiary of the Company upon the occurrence of a change in control of the Company or similar event.

(i) All Company Employee Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder. Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, no Company Ordinary Shares or other security of the Company, any of its Subsidiaries or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any Company Employee Plan.

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SECTION 4.13 Environmental Matters. Each AFE Company is in material compliance with all applicable Environmental Laws, which compliance includes the possession by the AFE Companies of all material Permits and other governmental authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. Since January 1, 2009: (a) no AFE Company and, to the knowledge of the Company, no current or prior owner of any property leased or controlled by any AFE Company has received any written notice or other communication relating to property owned or leased at any time by any AFE Company, whether from a governmental body, court, administrative agency or commission or other Governmental Entity or instrumentality, citizens group, employee or otherwise, that alleges that a AFE Company and/or such current or prior owner or any AFE Company is not in material compliance with or has materially violated any Environmental Law relating to such property, which, in both cases, remains unresolved and (b) the Company does not have any material liability under any Environmental Law.

SECTION 4.14 Title to Properties.

(a) [Section 4.14(a) of the Company Disclosure Schedule]1 sets forth a complete and correct list of (i) all real property and interests in real property owned in fee (individually, an “Owned Property”) by the AFE Companies and (ii) all Leased Property of the AFE Companies (such Owned Properties and Leased Properties, collectively, “Company Properties”), as the case may be, and the legal owner thereof.

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, the AFE Companies have good title to all of their Owned Properties, as reflected in the Company Balance Sheet, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith by appropriate proceedings and (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise have a Company Material Adverse Effect.

(c) The AFE Companies are in possession of all of their Leased Properties pursuant to each lease or sublease, and the Company is entitled to and has exclusive possession of such Leased Properties, and the Leased Properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with any AFE Company’s use of its Leased Properties as currently used. The Company has good and valid title to the leasehold estate or other interest created under each applicable lease, free and clear of any liens, claims or encumbrances, except where the failure to have such good and valid title would not have a Company Material Adverse Effect.

1 NTD: Cape River Resources to be included on this schedule based on previously completed consolidation.

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SECTION 4.15 Intellectual Property. The AFE Companies own free and clear of any lien, or possess licenses or other valid rights to use, all Intellectual Property necessary in connection with the business of the Company and its Subsidiaries as currently conducted, except where the failure to possess such rights or licenses would not have a Company Material Adverse Effect. The conduct, products or services of the business of the AFE Companies as currently conducted do not infringe in any material respect upon any Intellectual Property of any third party except where such infringement. There are no claims or suits pending or, to the knowledge of the Company, threatened (a) alleging that any AFE Company’s conduct, products or services infringe in any material respect upon any Intellectual Property of any third party, or (b) challenging any AFE Company’s ownership of, right to use, or the validity or enforcement of any material license or other material agreement relating to the Company’s Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of any AFE Company with respect to any material Intellectual Property owned or used by them.

SECTION 4.16 Insurance. Section 4.16 of the Company Disclosure Schedule sets forth each insurance policy maintained by or on behalf of any AFE Company as of the date hereof and each general liability, umbrella and excess liability policy currently maintained by any AFE Company (each, a “Company Insurance Policy”). Each Company Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any Company Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of the Company, indicated any intent to do so or not to renew any such policy. To the knowledge of the Company, all material claims under the Company Insurance Policies have been filed in a timely fashion.

SECTION 4.17 Certain Payments. The Company has not, nor to the knowledge of the Company, has any director, officer, agent or employee of any AFE Company, or any other Person, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable Law.

SECTION 4.18 Brokers and Finders. The Company has not entered into any contract with any Person that may result in the obligation of the Company or the Surviving Company to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby. The Company has provided to SES a true, correct and complete copy of any and all engagement or retention agreements with financial advisors or other advisors, to which the Company is a party and which are related to the transactions contemplated hereby.

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SECTION 4.19 Tax Matters. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a) The Merger will be carried out strictly in accordance with this Agreement and pursuant to the DGCL and the Corporations Act. The Company is not a party to any other written or oral agreements regarding the Merger other than those expressly referred to in this Agreement.

(b) The Merger Consideration was negotiated by the parties on an arm’s length basis. Based on the volume weighted average closing price of SES Common Stock over the fifteen (15) trading days prior to the date of this Agreement, the fair market value of the Merger Consideration received by each stockholder of the Company will be approximately equal to the fair market value of Company Ordinary Shares exchanged in the Merger.

(c) Prior to the Merger Effective Time and in connection with or anticipation of the Merger, (i) none of the shares of Company Ordinary Shares will be redeemed, (ii) no extraordinary dividends will be made with respect to the shares of Company Ordinary Shares, and (iii) none of the shares of Company Ordinary Shares will be acquired by the Company or any Related Person.

(d) The Company and Company Stockholders will each pay their respective expenses, if any, incurred in connection with the Merger.

(e) Any compensation paid to the Company Stockholders who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with SES, (i) will be for services actually rendered or to be rendered, (ii) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (iii) will not represent consideration for the surrender of the shares of Company Ordinary Shares in the Merger.

(f) No debt of the Company is guaranteed by any Company Stockholder.

(g) The Company owns no stock of SES.

(h) No assets of the Company have been sold, transferred or otherwise disposed of which would prevent SES from continuing the historical business of the Company or from using a significant portion of the Company’s historical business assets in a business following the Merger, within the meaning of U.S. Treasury Regulation Section 1.368-1(d).

(i) The Company is not an investment company as defined in Section 368(a)(2)(F) of the Code. An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any Subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the Subsidiary’s assets, and a corporation shall be considered a Subsidiary if a parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

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(j) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(k) There is no indebtedness existing between SES, Merger Subsidiary and the Company..

(l) The Company has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(m) The Company will not take, and the Company is not aware of any plan or intention of any of the Company Stockholders to take, any position on any Tax Return, or take any other Tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(n) No stock or securities of SES will be issued to any Company Stockholder for services rendered to or for the benefit of SES, Merger Subsidiary or the Company in connection with the Merger (except to the extent of outstanding Company equity awards).

(o) No stock or securities of SES or of the Company will be issued to any Company Stockholder for any indebtedness owed to any Company Stockholder in connection with the Merger.

(p) No assets were transferred to the Company, nor did the Company assume any liabilities, in connection with the Merger. The fair market value of the assets of the Company will exceed the sum of the Company’s liabilities, plus the amount of liabilities, if any, to which the assets are subject.

(q) At the Merger Effective Time, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in the Company that, if exercised or converted, would affect SES’ acquisition or retention of control of the Company, as defined in Section 368(c)(1) of the Code.

(r) The Company has no plan or intention to issue additional shares of its stock that would result in SES losing control of the Company within the meaning of Section 368(c)(1) of the Code.

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SECTION 4.20 Payment of Royalties. Except for such items that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable contract, the Company has timely paid in all material respects all royalties (including lessor’s royalties), overriding royalties, and other burdens, except as set forth on Section 4.20 of the Company Disclosure Schedule or as reserved against in the Company Financial Statements. No AFE Company has received any notice of any dispute or claim in respect of non-payment or underpayment of royalties.

SECTION 4.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V
COVENANTS AND AGREEMENTS

SECTION 5.01 Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in Section 5.01 of the Company Disclosure Schedule, after the date hereof and until the Merger Effective Time or earlier termination of this Agreement (the “Pre-Closing Period”), unless SES shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to:

(a) conduct its business in the ordinary course of business consistent with past practice;

(b) not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which the Company is currently committed to make, (ii) capital expenditures in the ordinary course of the Company’s business, (iii) capital expenditures for repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company’s business or operations consistent with past practice, and (iv) repairs and maintenance in the ordinary course of business;

(c) not (i) amend or propose to amend its Governing Documents, except as agreed to by the parties hereto, (ii) split, combine, subdivide or reclassify any shares of outstanding Capital Stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its Capital Stock, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of its Capital Stock or any other securities or any rights, warrants or options to acquire any such shares or other securities;

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(d) not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any Company incentive plans, or any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its Capital Stock of any class or any debt or equity securities convertible into or exchangeable for its Capital Stock, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(e) not, nor shall it permit any of its Subsidiaries to (i) merge, consolidate, combine or amalgamate with any Person other than a wholly-owned Subsidiary of the Company or its Subsidiaries, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its Capital Stock or any options, warrants or rights to acquire any of its Capital Stock or any security convertible into or exchangeable for its Capital Stock, (iii) make any acquisition of any Capital Stock, assets or businesses of any other Person in excess of $1,000 individually other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iv) sell, pledge, dispose of or encumber any assets or businesses that are material to the Company or its Subsidiaries, except, with respect to each of the foregoing, (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts that are in force at the date of this Agreement and are disclosed in Section 4.10 of the Company Disclosure Schedule, and (C) sales, leases or dispositions not to exceed $1,000 individually, or (v) enter into any contract with respect to any of the foregoing items (i) through (iv);

(f) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of this Agreement;

(g) not adopt a plan or agreement of complete or partial liquidation or dissolution;

(h) not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Company Financial Statements (or the notes thereto);

(i) not enter into any contract that restrains, limits or impedes the ability of the Company or the Surviving Company to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company;

(j) not make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in Australian Accounting Standards, International Financial Reporting Standards or applicable Law;

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(k) not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;

(l) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any of its directors, officers or employees, except, in each such case (i) as may be required by applicable Law or pursuant to the terms of this Agreement, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;

(m) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by this Agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(n) not agree to the settlement of any claim, litigation, investigation or other action that is material to it;

(o) except in the ordinary course of the Company’s business, not materially modify or amend, or terminate any Company Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Company Material Contract if it had been in existence at the time of the execution of this Agreement; and

(p) not agree to take any of the foregoing actions, other than Section 5.01(a) and (f).

SECTION 5.02 Conduct of Business by SES and Merger Subsidiary Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in Section 5.02 of the SES Disclosure Schedule, during the Pre-Closing Period, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), SES shall, and shall cause its Subsidiaries to:

(a) conduct its business in the ordinary course of business consistent with past practice;

(b) not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which SES is currently committed to make, (ii) capital expenditures in the ordinary course of SES’ business, (iii) capital expenditures for repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to SES’ business or operations consistent with past practice, and (iv) repairs and maintenance in the ordinary course of business;

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(c) not (i) amend or propose to amend its Governing Documents, except as agreed to by the parties hereto, (ii) split, combine, subdivide or reclassify any shares of its Capital Stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its Capital Stock, as the case may be, except as set forth in this Agreement, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of its Capital Stock or any other securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that SES shall be permitted to split, combine, subdivide or reclassify the SES Common Stock to effectuate a reverse stock split for the purpose of maintaining its listing on the NASDAQ Stock Market;

(d) not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any SES incentive plans, or any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its Capital Stock of any class or any debt or equity securities convertible into or exchangeable for its Capital Stock, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except pursuant to the terms and conditions of SES’ existing credit facility;

(e) not, nor shall it permit any of its Subsidiaries to (i) merge, consolidate, combine or amalgamate with any Person other than a wholly-owned Subsidiary of the Company or its Subsidiaries, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its Capital Stock or any options, warrants or rights to acquire any of its Capital Stock or any security convertible into or exchangeable for its Capital Stock, (iii) make any acquisition of any Capital Stock, assets or businesses of any other Person in excess of $1,000 individually other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iv) sell, pledge, dispose of or encumber any assets, businesses or any of Capital Stock therein, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts that are in force at the date of this Agreement and are disclosed in Section 3.07 of the SES Disclosure Schedule, (C) sales, leases or dispositions not to exceed $1,000 individually, or (v) enter into any contract with respect to any of the foregoing items (i) through (iv); provided, however, that SES shall be permitted to transfer its Australian assets held under its British Virgin Islands subsidiary, Synthesis Energy Systems, Inc., to its wholly-owned U.S. subsidiary, SES Resources, LLC, or another SES Company, and to terminate the Existing GTI Agreement pursuant to Section 5.23.

(f) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of this Agreement;

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(g) not adopt a plan or agreement of complete or partial liquidation or dissolution;

(h) not pay, discharge, or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, SES Financial Statements (or the notes thereto);

(i) not enter into any contract that restrains, limits or impedes its ability to compete with or conduct any business or line of business, including geographic limitations on its activities;

(j) not make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(k) not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;

(l) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any of its directors, officers or employees, except, in each such case (i) as may be required by applicable Law or pursuant to the terms of this Agreement, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;

(m) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by this Agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(n) not agree to the settlement of any claim, litigation, investigation or other action that is material to it;

(o) except in the ordinary course of its business, not materially modify or amend, or terminate any SES Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a SES Material Contract if it had been in existence at the time of the execution of this Agreement; provided, however, that SES shall be permitted to terminate the Existing GTI Agreement pursuant to Section 5.23; and

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(p) not agree to take any of the foregoing actions, other than Section 5.02(a) and (f). For avoidance of doubt, any issuance of securities by SES or its Subsidiaries in connection with the Batchfire Share Exchange, the Pre-Signing Financing and the Post-Signing Financing shall be permitted.

SECTION 5.03 No Solicitation.

(a) General. Each party hereto agrees that it shall not, nor shall it authorize or permit any of the officers, directors, investment bankers, attorneys, accountants, affiliates or other representatives retained by it to, and that it shall use commercially reasonable efforts to cause its non-officer employees and other agents and affiliates not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (unless permitted pursuant to Sections 5.07 and 5.08); or (v) execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that, notwithstanding anything contained in this Section 5.03(a), the Company may, and prior to obtaining SES Stockholder Approval, SES may, furnish nonpublic information regarding such party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which such party’s board of directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not solicited in violation of this Section 5.03(a); (B) the board of directors of such party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of such party under applicable Laws; (C) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such party gives the other parties written notice of the identity of such Person and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such party receives from such Person an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the Confidentiality Agreement; and (E) concurrently with furnishing any such nonpublic information to such Person, such party furnishes such nonpublic information to the other parties hereto (to the extent such nonpublic information has not been previously furnished by such party to the other parties). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any representative of such party (whether or not such representative is purporting to act on behalf of such party) takes any action that, if taken by such party, would constitute a breach of this Section 5.03 by such party, the taking of such action by such representative shall be deemed to constitute a breach of this Section 5.03 by such party for purposes of this Agreement.

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(b) Notice of Proposal or Inquiry. If any party or any representative of such party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than two (2) Business Days after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other parties hereto orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such party shall keep the other parties informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) Cease Current Discussions. Each party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and shall use its commercially reasonable efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any such Person by such party or any of its Subsidiaries.

SECTION 5.04 Access to Information; Confidentiality.

(a) Subject to applicable Law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, sources of financing and other representatives reasonable access during normal business hours with reasonable notice throughout the period from the date hereof until the Merger Effective Time to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities Laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.

(b) The parties hereto acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

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SECTION 5.05 Notices of Certain Events.

(a) The Company and SES shall as promptly as reasonably practicable after their executive officers acquire knowledge thereof, notify the other of: (i) any notice or other communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement which Consent relates to a SES Material Contract or a Company Material Contract, as applicable, or the failure of which to obtain could materially delay consummation of the Merger; (ii) any notice or other communication from any Governmental Entity or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, relating to or involving or otherwise affecting the Company or SES, as the case may be that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.09, 5.10 or 5.12, or which relate to the consummation of the transactions contemplated by this Agreement.

(b) Subject to the provisions of Section 5.03, each of the Company and SES agrees to give prompt notice to the other of, and to use its commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Merger Effective Time, and (ii) any failure on its part to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.05(b) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 5.06 Merger Subsidiary. SES will take all action necessary to cause each of its Subsidiaries to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Until the Merger Effective Time, Merger Subsidiary will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters reasonably related hereto.

SECTION 5.07 [Reserved].

SECTION 5.08 SES Stockholders’ Meeting.

(a) SES agrees, subject to Section 5.08(c), that it shall take all action necessary to call, give notice of and hold a meeting (such meeting, the “SES Stockholders’ Meeting”), and that it will recommend to, and solicit the vote of the holders of SES Common Stock to vote for approval of, (i) this Agreement, (ii) the principal terms of the Merger, and (iii) the issuance of shares of SES Common Stock in the Merger (collectively, the “SES Stockholder Approval Matters”). The SES Stockholders’ Meeting shall be held as promptly as practicable after the S-4 Effective Date. SES shall take reasonable measures to ensure that all proxies solicited in connection with the SES Stockholders’ Meeting are solicited in compliance with all applicable Laws.

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(b) SES agrees that, subject to Section 5.08(c): (i) the SES Board shall recommend that the holders of SES Common Stock vote to approve the SES Stockholder Approval Matters and shall use its commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.08(a), (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the SES Board recommends that the SES Stockholders vote to approve the SES Stockholder Approval Matters (the recommendation of the SES Board that the SES Stockholders vote to approve the SES Stockholder Approval Matters being referred to as the “SES Board Recommendation”); and (iii) the SES Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the SES Board or any committee thereof to withdraw or modify the SES Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.08(b), at any time prior to the approval of the SES Stockholder Approval Matters by the SES Stockholders, the SES Board may withhold, amend, withdraw or modify the SES Board Recommendation in a manner adverse to the Company if, but only if the SES Board determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable Law; provided that the Company receives written notice from SES confirming that the SES Board has determined to change its recommendation at least two (2) Business Days in advance of the SES Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to the Company.

(d) SES’ obligation to call, give notice of and hold the SES Stockholders’ Meeting in accordance with Section 5.08(a) shall not be limited or otherwise affected by any withdrawal or modification of the SES Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit SES or the SES Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. SES shall not withdraw or modify in a manner adverse to the Company the SES Board Recommendation unless specifically permitted pursuant to the terms of Section 5.08(c).

SECTION 5.09 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the date of this Agreement, SES shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus and SES shall prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. SES shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of SES as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act (the “S-4 Effective Date”). Each party hereto shall promptly furnish to the other party all information concerning such party and such party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.09.

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(b) Each party shall reasonably cooperate with the other and provide, and require its representatives, advisors, accountants and attorneys to provide, the other party and its representatives, advisors, accountants and attorneys, with all such information regarding such party as is required by Law to be included in the Registration Statement or reasonably requested from such party to be included in the Registration Statement.

SECTION 5.10 Public Announcements. In connection with the execution and delivery of this Agreement, SES and the Company shall issue a joint press release mutually agreed to by the Company and SES. SES, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release. Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Merger, or the other transactions contemplated hereby without the prior written Consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with the NASDAQ Stock Market (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).

SECTION 5.11 Expenses and Fees. Each of the parties shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

SECTION 5.12 Agreement to Cooperate.

(a) Subject to the terms and conditions of this Agreement, including Section 5.03 and this Section 5.12, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of SES and the Company and their respective Subsidiaries and to effect all necessary registrations, filings and submissions. In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective board of directors of the Company and SES, including, without limitation, the provisions of Section 5.07(c) and Section 5.08(c), none of the parties hereto shall knowingly take or cause to be taken any action that would reasonably be expected to materially delay or prevent consummation of the Merger.

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(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company, SES, and Merger Subsidiary shall cooperate in all respects with the other parties and shall use their commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, if so precluded in the exercise of their directors’ fiduciary duties, none of the Company, SES, Merger Subsidiary, or any of their affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any order, in connection with the transactions contemplated by this Agreement.

SECTION 5.13 Exemption From Liability Under Section 16(b). SES, Merger Subsidiary and the Company shall cause their respective boards of directors and the board of directors of the Surviving Company to adopt prior to the Merger Effective Time such resolutions as may be required to, and shall otherwise use reasonable efforts to, exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by Law. The Company shall use reasonable efforts to provide the information to SES and Merger Subsidiary required in connection with the adoption of such resolutions to exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by Law.

SECTION 5.14 Certain Tax Matters.

(a) SES, Merger Subsidiary and the Company shall each use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and before or after the Merger Effective Time, none of SES, Merger Subsidiary, or the Company shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

(b) SES, Merger Subsidiary and the Company shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.368-3. This Agreement is intended to constitute a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

(c) The Company, SES, and Merger Subsidiary shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Merger Effective Time. Each of SES, Merger Subsidiary, the Company and the holders of the Company Ordinary Shares shall pay any such Taxes or fees imposed on it or them by any Governmental Entity, which becomes payable in connection with the Merger.

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(d) Following the Merger, SES and the Company will not take any action and will not fail to take any action that would prevent the Merger from satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in U.S. Treasury Regulation 1.368-1(d).

(e) SES or Merger Subsidiary and the Company shall each use its reasonable best efforts to obtain the Tax opinions set forth in Sections 6.02(e) and 6.03(c).

(f) Officers of SES or Merger Subsidiary and the Company shall execute and deliver to Jones Day LLP, Tax counsel for the Company, certificates substantially in the form agreed to by the parties and such law firm at such time or times as may reasonably be requested by such law firm, including prior to the time the Registration Statement is declared effective by the SEC and the Merger Effective Time, in connection with such Tax counsel’s respective delivery of the opinion pursuant to Sections 6.02(e). Each of SES or Merger Subsidiary and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.14(f).

SECTION 5.15 Company Financial Statements. As soon as practicable but prior to December 31, 2019, the Company shall use its commercially reasonable efforts to deliver to SES true and complete copies of the Company’s audited balance sheet as of June 30, 2019, and the related audited statements of operations and statements of cash flows of the Company for the periods covered therein, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively, the “Company 2019 Audited Financial Statements”). The Company shall use its commercially reasonable efforts ensure that the Company 2019 Audited Financial Statements comply in all material respects with the applicable rules and regulations of the SEC, including Regulation S-X and Regulation S-K, in connection with the preparation and filing of the Registration Statement.

SECTION 5.16 SES Consolidated Financial Statements. As soon as practicable but prior to November 30, 2019, SES shall use its commercially reasonable efforts to deliver to the Company true and complete copies of SES’ audited consolidated balance sheet as of June 30, 2019, and the related audited statements of operations and statements of cash flows of the Company and its Subsidiaries on a consolidated basis for the periods covered therein, together with all related notes and schedules thereto, accompanied by the report thereon of SES’ independent auditors (collectively, the “SES 2019 Audited Financial Statements”). SES shall use its commercially reasonable efforts ensure that the SES 2019 Audited Financial Statements comply in all material respects with the applicable rules and regulations of the SEC, including Regulation S-X and Regulation S-K, in connection with the preparation and filing of the Registration Statement.

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SECTION 5.17 Directors’ and Officers’ Indemnification and Insurance.

(a) SES, Merger Subsidiary and the Company agree that all rights to indemnification, advancement of expenses and exculpation by SES now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Merger Effective Time an officer or director of any SES Company (each, a “SES Indemnified Party”), as provided in its Governing Documents, the Governing Documents of SES or the DGCL, in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof and disclosed in Section 3.18 of the SES Disclosure Schedule, shall remain in full force and effect in accordance with their terms after the Merger Effective Time, and in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. SES, Merger Subsidiary and the Company further agree that all rights to indemnification, advancement of expenses and exculpation by SES now existing in favor of each SES Indemnified Party shall survive the consummation of the Merger and the Governing Documents of any SES Company shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any rights thereunder of any such SES Indemnified Party.

(b) For six (6) years after the Merger Effective Time, to the fullest extent permitted under applicable Law, SES and the Surviving Company shall jointly and severally indemnify, defend and hold harmless each SES Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions (and alleged actions or omissions) in their capacity as an officer or director of any of the SES Companies, as applicable, occurring at or prior to the Merger Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each SES Indemnified Party for any legal or other expenses reasonably incurred by such SES Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Company’s or SES’ receipt of an undertaking by such SES Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such SES Indemnified Party is not entitled to be indemnified under applicable Law.

(c) SES shall obtain, prior to the Merger Effective Time, to be effective not later than the Merger Effective Time, “tail” insurance policies, covering each director and officer of SES for all risks and perils currently covered by the SES’ director and officer insurance policies, except that the insured amounts may be increased as determined by SES in its reasonable discretion, with a claims period of not less than six (6) years from the Merger Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of SES and its Subsidiaries, as applicable, in each case with respect to claims arising out of or relating to events which occurred before or at the Merger Effective Time (including in connection with the transactions contemplated by this Agreement). All premiums and other costs associated with the tail insurance policies contemplated by this Section 5.17(c) shall be paid for by the Surviving Company using the proceeds of the Post-Closing Financing.

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(d) The Surviving Company shall obtain or maintain insurance policies covering each director and officer of the Company and SES for all risks and perils currently covered by the Company’s director and officer insurance policies, except that the insured amounts may be increased as determined by SES in its reasonable discretion, with a claims period of not less than six (6) years from the Merger Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, as applicable, in each case with respect to claims arising out of or relating to events which occurred before or at the Merger Effective Time (including in connection with the transactions contemplated by this Agreement).

(e) The obligations of SES and the Surviving Company under this Section 5.17 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any SES Indemnified Party to whom this Section 5.17 applies without the consent of such affected SES Indemnified Party (it being expressly agreed that the SES Indemnified Parties to whom this Section 5.17 applies shall be third party beneficiaries of this Section 5.17, each of whom may enforce the provisions of this Section 5.17).

(f) In the event SES, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of SES or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.17. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any SES Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to SES, the Company or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.17 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 5.18 Subsequent Filings. Until the earlier of the Merger Effective Time or the termination of this Agreement, SES will timely file with the SEC each form, report and document required to be filed by SES under the Exchange Act. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of SES included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the SES Companies as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

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SECTION 5.19 Stockholder Litigation. Each of SES and the Company shall promptly advise the other party orally and in writing of any stockholder litigation commenced against SES, the Company and/or any of their respective directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep the other party fully informed regarding any such stockholder litigation. Each of SES and the Company shall give the other party the opportunity to consult with SES or the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration such party’s advice with respect to such stockholder litigation and shall not settle any such litigation without the other party’s consent (not be unreasonably withheld, conditioned or delayed).

SECTION 5.20 Employee Matters.

(a) As soon as practicable following the date hereof, SES and the Company shall meet with employees of the AFE Companies and the SES Companies (i) who have expressed an interest in continuing employment with the SES Companies or the AFE Companies after the Merger Effective Time, and (ii) who the Company has an interest in continuing the employment, and in each such case, SES shall negotiate in good faith with such person to determine terms of his or her continuing employment. SES and the Company shall agree on the list of all employees who have accepted an offer to continue their employment with the AFE Companies or the SES Companies effective immediately following the Merger (each such employee a “Continuing Employee”) two (2) Business Days prior to the Closing. Employment of the employees of any AFE Company who are not Continuing Employees shall be terminated by the Company as of the Merger Effective Time. Notwithstanding anything to the contrary, SES’ Chief Executive Officer and the Company’s Chief Executive Officer shall discuss and agree to the continuation of certain SES management personnel after the Merger Effective Time and SES shall enter into retention agreements with such personnel at or immediately prior to the execution and delivery of this Agreement.

(b) All Continuing Employees will be provided credit for their service with the AFE Companies under any SES Employee Plan or other plan in which the Continuing Employee participates after the Merger Effective Time as credited to such employees under a similar Company Employee Plan.

(c) With respect to any employee of a AFE Company who is a Continuing Employee, SES shall continue the Company Employee Plan that is a group health plan within the meaning of COBRA and that is in effect immediately prior to the Merger Effective Time (the “Company Group Health Plan”) or, if such continuance is not available for continuance, a SES Employee Plan that is in the aggregate substantially the same as the Company Group Health Plan, from the Merger Effective Time through December 31, 2019, and thereafter, will provide coverage under the group health plan of SES as in effect from time to time. With respect to any employee of a AFE Company who is not a Continuing Employee, SES shall provide continuation of group health coverage in accordance with COBRA under the Company Group Health Plan or, if such continuance is not available for continuance, a SES Employee Plan that is in the aggregate substantially the same as the Company Group Health Plan, from the Merger Effective Time through December 31, 2019, and thereafter, will provide continuation of group health coverage in accordance with COBRA under the group health plan of SES as in effect from time to time. In addition, for the period from the Merger Effective Time until December 31, 2019, SES will pay the same share of the aggregate group health insurance cost for such group health plan that the AFE Companies paid for the policy period immediately prior to the Merger Effective Time, including for any employee of the AFE Companies who is not a Continuing Employee and who elects COBRA continuation.

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(d) The provisions in this Section 5.20 are intended for the sole benefit of the parties hereto, and shall not inure to the benefit of any other entity or Person (other than permitted assigns of the parties hereto) either as a third party beneficiary or otherwise.

SECTION 5.21 Advisors and Consultants. SES, Merger Subsidiary and the Company shall each be entitled to pay fees and expenses of their respective professional advisors and consultants for services rendered on agreed terms pursuant to invoices received from time to time prior to the Closing Date.

SECTION 5.22 GTI Agreement. During the Pre-Closing Period, SES shall use its commercially reasonable efforts to negotiate the termination of the existing Amended and Restated License Agreement with the Gas Technology Institute (the “Existing GTI Agreement”) and SES shall negotiate and execute a new License Agreement with the Gas Technology Institute (the “New GTI Agreement”) on terms reasonably acceptable to the Company and materially consistent with the term sheet entered into between the Company and the Gas Technology Institute.

SECTION 5.23 Name Change. Company intends to implement a change in the name of the Company and Surviving Company at the Merger Effective Time. The information relating to the name change will be disclosed in the Registration Statement filed with the SEC.

SECTION 5.24 Rule 10b5-1 Plan. SES shall implement written plans for trading securities for the officers and directors of SES that complies with the requirements of Rule 10b5-1 under the Exchange Act (the “Rule 10b5-1 Plan”) to be effective at the Merger Effective Time.

SECTION 5.25 Amended SES Options. During the Pre-Closing Period, SES shall amend the SES Options granted to individuals who are directors of SES prior to the Merger Effective Time to permit the exercise of such SES Options through the end of the term of the SES Options and such amended SES Options shall be effective at the Merger Effective Time.

ARTICLE VI
CONDITIONS TO THE MERGER

SECTION 6.01 Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Merger Effective Time of the following conditions:

(a) this Agreement and the Merger shall have been adopted and approved by the requisite vote of the stockholders of the Company;

(b) this Agreement, the Merger and the issuance of shares of SES Common Stock in the Merger shall have been adopted and approved by the requisite vote of the stockholders of SES in accordance with the DGCL;

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(c) none of the parties hereto shall be subject to any Law, order, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity of competent jurisdiction that prohibits the consummation of the Merger or makes the consummation of the Merger illegal;

(d) the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

(e) the issuance of the shares of SES Common Stock to be issued as the Common Stock Merger Consideration shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities Laws;

(f) no Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (any of the foregoing, an “Order”), whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement;

(g) the SES Board shall have received an opinion from the Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to SES and its stockholders, and such opinion shall not have been rescinded or revoked;

(h) SES shall have received the consent of the holders of the SES Debentures and the SES Common Stock Warrants and such consent shall be effective at the Merger Effective Time;

(i) the Existing GTI Agreement shall have been terminated and the New GTI Agreement shall have been negotiated and executed by SES and the Gas Technology Institute;

(j) SES has executed share exchange agreements with Batchfire Resources Pty Ltd shareholders (on terms and conditions acceptable to SES) and such agreements are effective and unconditional and, immediately following completion of the transaction contemplated by such agreements, SES will hold (in aggregate, whether directly or indirectly) at least 25% of the issued and outstanding share capital of Batchfire Resources Pty Ltd (the “Batchfire Share Exchange”); and

(k) all necessary governmental and other third-party consents and approvals for the consummation of the transactions contemplated by this Agreement shall have been obtained (including, if the Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FIRB Act”) applies to the transactions contemplated by this Agreement,

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(i)	the Treasurer of the Commonwealth of Australia (“Treasurer”) (or the Treasurer’s delegate) has provided a written no objections notification to the transactions contemplated by this Agreement without conditions or with conditions that the Party to which the conditions will apply considers to be acceptable (acting reasonably); or

(ii)	following notice of the transactions contemplated by this Agreement being given to the Treasurer under the FIRB Act, the Treasurer has ceased to be empowered to make any order under Part 3 of the FIRB Act because the applicable time limit on making orders and decisions under the FIRB Act has expired).

SECTION 6.02 Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of the following additional conditions:

(a) (i) the representations and warranties of the SES Entities set forth in Sections 3.02 (Capitalization), and 3.03(a) – (c) (Authority; Non-Contravention) shall be true and correct in all material respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of the SES Entities contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) for changes expressly permitted by this Agreement. The Company shall have received a certificate of the chief executive officer or the chief financial officer of SES to that effect;

(b) each SES Entity shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Merger Effective Time and the Company shall have received a certificate of the chief executive officer or the chief financial officer of SES to that effect;

(c) pursuant to terms of the Merger, and concurrently with the effectiveness thereof, the board of directors of the Company immediately prior to the Merger Effective Time shall be elected to serve as directors of Surviving Company to hold office in accordance with the certificate of incorporation and the bylaws of Surviving Company until their respective successors are duly elected or appointed and qualified;

(d) the Company shall have received the opinion of Jones Day LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of the Company, SES and Merger Subsidiary, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Merger Effective Time, as applicable, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and SES will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 6.02(d), Jones Day LLP shall have received and may rely upon the certificates and representations referred to in Section 5.14(f);

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(e) SES and Merger Subsidiary must have delivered to its counsel, the Company and the Company’s counsel a certificate signed on behalf of SES and Merger Subsidiary by a duly authorized officer of SES and Merger Subsidiary certifying the representations set forth in Section 4.13 and as otherwise reasonably requested by the Company’s or SES and SES’ tax counsel;

(f) the Company shall have been furnished with evidence satisfactory to it that SES has obtained the consents, approvals and waivers set forth in Section 6.02(f) of the SES Disclosure Schedule; and

(g) the certificate of incorporation of Merger Subsidiary shall be in a form and substance acceptable to the Company in its reasonable discretion at the Merger Effective Time.

SECTION 6.03 Conditions to Obligations of SES and Merger Subsidiary to Effect the Merger. Unless waived by SES and Merger Subsidiary, the obligations of SES and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of the following additional conditions:

(a) (i) the representations and warranties of the Company set forth in Sections 4.02 (Capitalization), and 4.03(a) – (c) (Authority; Non-Contravention) shall be true and correct in all material respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) for changes expressly permitted by this Agreement. SES shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Merger Effective Time, and SES shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(c) the Company must have delivered to its counsel, SES and Merger Subsidiary and their counsel a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying the representations set forth in Section 4.19 and as otherwise reasonably requested by the Company’s or SES and Merger Subsidiary’s tax counsel;

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(d) each of the Company’s agreements set forth in Section 6.03(d) of the Company Disclosure Schedule shall have been terminated, effective prior to or concurrently with the Merger, and SES shall have received from the Company evidence of such terminations in form and substance reasonably satisfactory to SES; and

(e) SES shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Section 6.03(e) of the Company Disclosure Schedule.

ARTICLE VII
TERMINATION

SECTION 7.01 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Merger Effective Time (whether before or after the SES Stockholder Approval or any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company and SES duly authorized by each of their respective board of directors; or

(b) by either the Company or SES, if the Merger has not been consummated by April 15, 2020 (the “Outside Date); or

(c) by the Company, in the event of a SES Material Adverse Effect, or by SES, in the event of a Company Material Adverse Effect, or by either the Company or SES, whichever is the non-breaching party, if (i) there has been a breach by the other party of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a SES Material Adverse Effect, as the case may be, and which breach is not curable, or if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party or such breach has not been cured within thirty (30) days after written notice of such breach by the terminating party, or (ii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a SES Material Adverse Effect or a Company Material Adverse Effect, as the case may be, and which breach is not curable, or if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party, or such breach has not been cured within thirty (30) days after written notice of such breach by the terminating party; or

(d) by either the Company or SES after ten (10) days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or Governmental Entity of competent jurisdiction restraining or prohibiting the consummation of the Merger; or

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(e) by the Company if the Company receives a Superior Offer, resolves to accept such Superior Offer and gives SES at least four (4) Business Days’ prior written notice of its intention to terminate pursuant to this provision; or

(f) by SES or the Company, if the SES Board shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to the Company in any material respect the SES Board Recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the SES Board shall have resolved to accept a Superior Offer; or

(g) by SES if prior to receipt of the SES Stockholder Approval, SES receives a Superior Offer, resolves to accept such Superior Offer and gives the Company at least four (4) Business Days’ prior written notice of its intention to terminate pursuant to this provision;

(h) by the Company or SES, if the Company Board shall have recommended another Acquisition Proposal or if the Company Board shall have resolved to accept a Superior Offer; or

(i) by the Company, if the stockholders of SES fail to approve the SES Stockholder Approval Matters at the SES Stockholders’ Meeting (including any adjournment or postponement thereof).

SECTION 7.02 [Reserved].

SECTION 7.03 Effect of Termination. In the event of termination of this Agreement by either SES or the Company pursuant to the provisions of Section 7.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation on the part of the Company, SES, Merger Subsidiary, or their respective officers or directors (except as set forth in this Section 7.03. Nothing in this Section 7.03 shall relieve any party from liability for fraud in connection with this Agreement.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01 Non-Survival of Representations and Warranties. Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by the Company or any SES Entity, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Merger Effective Time. This Section 8.01 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Merger Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

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SECTION 8.02 Australian GST. Unless otherwise expressly stated, all amounts payable under this document are expressed to be exclusive of GST. If GST is payable on a supply made under or in connection with this document, for which the consideration is not expressly stated to be GST inclusive, the party providing the consideration for that supply must pay to the supplier as additional consideration an amount equal to the amount of GST payable on that supply (the “GST Amount”). The GST Amount is payable at the same time that the other consideration for the supply is provided, except that the GST Amount need not be paid until the supplier gives a tax invoice to the recipient of the supply. Where any indemnity, reimbursement or similar payment under this document is based on any cost, expense or other liability incurred, it will be reduced by an amount equal to any input tax credit entitlement which the party being reimbursed or indemnified is entitled to in relation to the relevant cost, expense or other liability. Whenever an adjustment event occurs in relation to any supply made under or in connection with this document, the GST Amount will be recalculated to reflect that adjustment and the amount of the difference from the GST Amount must be paid by, refunded to or credited to the recipient of the supply, as applicable. This clause survives the termination of this document. Unless the context requires otherwise, words and expressions that have a defined meaning in A New Tax System (Goods and Services Tax) Act 1999 (Cth) will have the same meaning when used in this Section 8.02.

SECTION 8.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or e-mail (with confirmation of transmission) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SES, Merger Subsidiary:

Synthesis Energy Systems, Inc.

One Riverway, Suite 1700

Houston, Texas 77056

Attention: Robert W. Rigdon

E-Mail: robert.rigdon@synthesisenergy.com

with a copy to (which shall not constitute notice hereunder):

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: Kevin Poli

Facsimile: (713) 226-6282

E-mail: kpoli@porterhedges.com

If to the Company:

Australian Future Energy Pty Ltd

Level 10, 10 Market Street

Brisbane, Queensland 4000

Australia

Attention: Kerry Parker

E-mail: k.parker@ausfutureenergy.com.au

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with a copy to (which shall not constitute notice hereunder):

Jones Day LLP

717 Texas, Suite 3300

Houston, Texas 77002

Attention: Emily Leitch

Facsimile: (832) 239-3600

E-mail: eleitch@jonesday.com

SECTION 8.04 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) “knowledge” shall mean actual knowledge as of the date hereof of the executive officers of the Company or SES, as the case may be, after reasonable inquiry of any Person directly reporting to any such executive officer, (iii) “including” shall mean “including, without limitation,” and “includes” shall mean “includes, without limitation,” and (iv) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the ongoing operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 8.05 Assignments and Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

SECTION 8.06 Governing Law. THIS AGREEMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PARTIES’ RELATIONSHIP TO EACH OTHER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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SECTION 8.07 Waiver of Jury Trial. Each of the parties irrevocably waives any and all rights to trial by jury in any action or proceeding between the parties arising out of or relating to this Agreement and the transactions contemplated hereby.

SECTION 8.08 Exclusive Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.07, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.02 of this Agreement.

SECTION 8.09 No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Merger Effective Time, the SES Indemnified Parties shall be third-party beneficiaries of, and entitled to enforce, Section 5.17, and provided further, that no consent of the SES Indemnified Parties shall be required to amend any provision of the Agreement prior to the Merger Effective Time.

SECTION 8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 8.11 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Merger Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, SES, and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party, or a person authorized to act on behalf of such party, approves such waiver or amendment.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

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SECTION 8.12 Entire Agreement. This Agreement, including the schedules, exhibits and amendments hereto, the Confidentiality Agreement and the other agreements executed in connection with this Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Article I, which are intended for the benefit of the stockholders of SES and the stockholders of the Company.

SECTION 8.13 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

SECTION 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with their specific terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other rights or remedies at Law or in equity.

SECTION 8.15 Definitions. The following terms have the following definitions:

(a) “Acquisition Inquiry” means, with respect to a party hereto, an inquiry, indication of interest or request for information that could reasonably be expected to lead to an Acquisition Proposal with such party.

(b) “Acquisition Proposal” means, with respect to a party hereto, any offer or proposal, whether written or oral, from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than SES, Merger Subsidiary, the Company or any affiliates thereof (each, a “third party”) to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (i) 15% or more of any class of the equity securities of such party or (ii) 15% or more of the fair market value of the assets of such party, in each case pursuant to any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction or series of related transactions, which is structured to permit a third party to acquire beneficial ownership of (A) 15% or more of any class of equity securities of the party or (B) 15% or more of the fair market value of the assets of the party.

(c) “AFE Companies” (and with correlative meaning “AFE Company”) means the Company and each of its Subsidiaries.

(d) “AFE Losses” has the meaning given to it in Section 4.01(b)(i).

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(e) “Affiliated Group” means one or more chains of corporations connected through stock ownership with a common parent corporation, but only if: (i) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and (ii) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

(f) “Agreement” has the meaning given such term in the Preamble of this Agreement.

(g) “ASIC” has the meaning given it in Section 1.02(b).

(h) “Australian Accounting Standards” means, in respect of the AFE Companies, (a) the accounting standards required under the Corporations Act (including the Approved Accounting Standards issued by the Australian Accounting Standards Board) and other mandatory professional reporting requirements issued by the joint accounting bodies (including the Australian Accounting Standards issued either jointly by CPA Australia and the Chartered Accountants Australia and New Zealand or by the Australian Accounting Research Foundation on behalf of CPA Australia and the Chartered Accountants Australia and New Zealand); and (b) if no accounting standard applies under the Corporations Act or other mandatory professional reporting requirements, the principles set out in Australian Statements of Accounting Concepts.

(i) “Batchfire Share Exchange” has the meaning given to it in Section 6.01(j).

(j) “Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Texas.

(k) “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

(l) “Certificate of Merger” has the meaning given to it in Section 1.02(b).

(m) “Closing” has the meaning given to it in Section 1.02(a).

(n) “Closing Company Share Number” has the meaning given to it in Section 1.06(d)(ii).

(o) “Closing Date” has the meaning given to it in Section 1.02(a).

(p) “Closing SES Share Number” has the meaning given to it in Section 1.06(d)(iii).

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(q) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(r) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(s) “Common Stock Merger Consideration” has the meaning given to it in Section 1.06(d)(iii).

(t) “Company” has the meaning given to it in the Second recital of this Agreement.

(u) “Company 2019 Audited Financial Statements” has the meaning given to it in Section 5.15.

(v) “Company Annual Financial Statements” has the meaning given to it in Section 4.04(a).

(w) “Company Balance Sheet” has the meaning given to it in Section 4.04(a).

(x) “Company Board” means the board of directors of the Company.

(y) “Company Certificates” has the meaning given to it in Section 1.08(a).

(z) “Company Disclosure Schedule” has the meaning given to it in Article IV.

(aa) “Company Employee Plans” has the meaning given to it in Section 4.12(a).

(bb) “Company Financial Statements” has the meaning given to it in Section 4.04(a).

(cc) “Company Insurance Policy” has the meaning given to it in Section 4.16.

(dd) “Company Interim Financial Statements” has the meaning given to it in Section 4.04(a).

(ee) “Company Material Adverse Effect” has the meaning given to it in Section 4.01(b).

(ff) “Company Material Contract” has the meaning given to it in Section 4.10(a).

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(gg) “Company Ordinary Shares” means the common stock, no Par Value share, of the Company.

(hh) “Company Properties” has the meaning given to it in Section 5.14(a).

(ii) “Company Shareholders’ Agreement” means the Shareholders’ Agreement entered into by the shareholders of the Company dated 30 November 2017.

(jj) “Company Stockholder” has the meaning given to it in Section 1.09(a).

(kk) “Confidentiality Agreement” means the confidentiality agreement dated January 23, 2019, between SES and the Company.

(ll) “Consent” has the meaning given to it in Section 3.03(d).

(mm) “Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

(nn) “DGCL” means Delaware General Corporation Law.

(oo) “Environmental Law” means any Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(pp) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(qq) “ERISA Affiliate” has the meaning given to it in Section 3.12(a).

(rr) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ss) “Exchange Agent” has the meaning given to it in Section 1.09(a).

(tt) “Excluded Shares” has the meaning given to it in Section 1.06(b).

(uu) “Existing GTI Agreement” has the meaning given to it in Section 5.23.

(vv) “Financial Advisor” means Westwood Capital LLC.

(ww) “GAAP” has the meaning given to it in Section 3.01(b).

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(xx) “Governing Document” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation would include its certificate of incorporation and bylaws, the “Governing Document” of a limited partnership would include its limited partnership agreement and the “Governing Document” of a limited liability company would include its operating agreement.

(yy) “Governmental Entity” means, with respect to any Person or matter, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental body with jurisdiction over such Person or matter.

(zz) “Hazardous Materials” means (i) any material, substance, chemical, pollutant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including, without limitation, crude oil or any fraction thereof, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(aaa) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

(bbb) “Intellectual Property” has the meaning given to it in Section 3.23.

(ccc) “IRS” means the Internal Revenue Service.

(ddd) “Laws” means any federal, state, local or foreign law, ordinance, regulation, rule, code, order, judgment, decree or other requirement of law.

(eee) “Leased Property” has the meaning given to it in Section 3.22(a).

(fff) “Merger” has the meaning given to it in the third recital of this Agreement.

(ggg) “Merger Consideration” means the Common Stock Merger Consideration.

(hhh) “Merger Effective Time” has the meaning given to it in Section 1.02.

(iii) “Merger Subsidiary” has the meaning given such term in the Preamble of this Agreement.

(jjj) “NASDAQ Notice” has the meaning given to it in Section 3.10.

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(kkk) “NASDAQ Stock Market” means The NASDAQ Stock Market.

(lll) “New GTI Agreement” has the meaning given to it in Section 5.23.

(mmm) “Order” has the meaning given to it in Section 6.01(f).

(nnn) “Outside Date” has the meaning given to it in Section 7.01(b).

(ooo) “Owned Property” has the meaning given to it in Section 4.14.

(ppp) “Per Share Consideration” has the meaning given to it in Section 1.06(d)(i).

(qqq) “Permit” (and with correlative meaning “Permits”) means each governmental or regulatory permit, license, franchise, variance, exemption, order and other governmental Consent.

(rrr) “Person” has the meaning given to it in Section 1.08(b).

(sss) “Post-Signing Financing” means any form of financing mutually agreed to by SES and the Company.

(ttt) “PPAC” has the meaning given to it in Section 3.12(e).

(uuu) “Pre-Signing Financing” means convertible debentures issued by SES pursuant to a securities purchase agreement with TR Winston and/or clients of TR Winston for an aggregate amount of $2,000,000.

(vvv) “Pre-Closing Period” has the meaning given to it in Section 5.01.

(www) “Proxy Statement/Prospectus” has the meaning given to it in Section 3.03(d).

(xxx) “Registration Statement” has the meaning given to it in Section 3.03(d).

(yyy) “Related Person” has the meaning given to it in Section 3.13(b).

(zzz) “Rule 10b5-1 Plan” has the meaning given to it in Section 5.26.

(aaaa) “S-4 Effective Date” has the meaning given to it in Section 5.09(a).

(bbbb) “SEC” means the Securities and Exchange Commission.

(cccc) “Secretary of State” has the meaning given to it in Section 1.02(b).

(dddd) “Securities Act” means the Securities Act of 1933, as amended.

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(eeee) “SES” has the meaning given to it in the Preamble of this Agreement.

(ffff) “SES 2005 Incentive Plan” means the Synthesis Energy Systems, Inc. Amended and Restated 2005 Incentive Plan.

(gggg) “SES 2015 Long-Term Plan” means Synthesis Energy Systems, Inc. 2015 Long Term Incentive Plan.

(hhhh) “SES 2019 Audited Financial Statements” has the meaning given to it in Section 5.16.

(iiii) “SES Board” means the board of directors of SES.

(jjjj) “SES Board Recommendation” has the meaning given to it in Section 5.08(b).

(kkkk) “SES Common Stock” means the voting common stock, par value $.01 per share of SES.

(llll) “SES Common Stock Warrants” means warrants to acquire shares of SES Common Stock.

(mmmm) “SES Companies” (and with correlative meaning “SES Company”) means SES and each of its Subsidiaries.

(nnnn) “SES Debentures” means the Senior Secured Debentures issued by SES pursuant to a securities purchase agreement dated October 24, 2017 with certain accredited investors for an aggregate amount of $8,000,000.

(oooo) “SES Disclosure Schedule” has the meaning given to it in Article V.

(pppp) “SES Employee Plans” has the meaning given to it in Section 3.12(a).

(qqqq) “SES Entity” has the meaning given to it in Article V.

(rrrr) “SES Financial Statements” has the meaning given to it in Section 3.04(b).

(ssss) “SES Indemnified Party” has the meaning given to it in Section 5.17(a).

(tttt) “SES Insurance Policy” has the meaning given to it in Section 4.18.

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(uuuu) “SES Losses” has the meaning given to it in Section 3.01(b)(i).

(vvvv) “SES Material Adverse Effect” has the meaning given to it in Section 4.01(b).

(wwww) “SES Material Contract” has the meaning given to it in Section 4.07.

(xxxx) “SES Option Agreement” means the option agreement to purchase SES Options in accordance with the terms and conditions of such agreement.

(yyyy) “SES Options” means the options to purchase SES Common Stock issued pursuant to the SES 2005 Incentive Plan or the SES 2015 Long-Term Plan.

(zzzz) “SES Preferred Stock” has the meaning given to it in Section 4.02(a)

(aaaaa) “SES Restricted Share Agreement” means the restricted share agreement pursuant to which SES may grant SES Restricted Shares in accordance with the terms and conditions of such agreement.

(bbbbb) “SES Restricted Shares” means shares of restricted stock of SES issued pursuant to SES 2005 Incentive Plan or the SES 2015 Long-Term Plan.

(ccccc) “SES SEC Reports” has the meaning given to it in Section 3.04(a).

(ddddd) “SES Stock Plans” has the meaning given to it in Section 1.06(d)(iv).

(eeeee) “SES Stockholder” means a holder of SES Common Stock immediately prior to the Merger Effective Time.

(fffff) “SES Stockholder Approval” has the meaning given to it in Section 3.03(a).

(ggggg) “SES Stockholder Approval Matters” has the meaning given to it in Section 5.08(a).

(hhhhh) “SES Stockholders’ Meeting” has the meaning given to it in Section 5.08(a).

(iiiii) “Subsidiary” (and with the correlative meaning “Subsidiaries”) means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

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(jjjjj) “Superior Offer” means an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the stockholders of a party hereto prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate company entity thereof) or (B) in which a Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) directly or indirectly acquires beneficial ownership of securities representing 50% or more of the voting power of the party’s Capital Stock then outstanding or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party, taken as a whole, in a single transaction or a series of related transactions which, in any case under clause (i) or (ii) above: (A) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (B) is on terms and conditions that the board of directors of SES or the Company, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to the SES Stockholders or the Company Stockholders, as applicable, than the Merger and the other transactions contemplated hereby; and (y) is reasonably capable of being consummated.

(kkkkk) “Surviving Company” has the meaning given to it in Section 1.01.

(lllll) “Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document (including attached schedules) relating to or required to be filed with respect to any Tax, including, any information return, claim for refund, amended return or declaration of estimated Tax.

(mmmmm) “Tax” (including, with correlative meaning, the terms “Taxes”) means all federal, state, local and foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, profits, franchise, gross receipts, environmental, customs duty, Capital Stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, social security, occupation, use, property, escheat, withholding, excise, production, value added, occupancy, capital, ad valorem, transfer, inventory, license, customs duties, fees, assessments and charges of any kind whatsoever and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another Person by contract, as a transferee or successor, under U.S. Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law provision or otherwise.

(nnnnn) “third party” has the meaning given to it in the definition of Acquisition Proposal.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SYNTHESIS ENERGY SYSTEMS, INC.

By:	/s/ Robert W. Rigdon
Name:	Robert W. Rigdon
Title:	President and Chief Executive Officer

AUSTRALIAN FUTURE ENERGY PTY LTD

By:	/s/ Kerry J. Parker
Name:	Kerry J. Parker
Title:	President and Chief Executive Officer

SES MERGER SUB, INC.

By:	/s/ Robert W. Rigdon
Name:	Robert W. Rigdon
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger and Reorganization